UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐	Soliciting Material Pursuant to §240.14a-12

GRIFFON CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Eastern Standard Time, on January 31, 2017
Place:	Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036
Items of Business:	1. Election of four directors for a term of three years
2. To conduct an advisory vote on executive compensation
3. To conduct an advisory vote on the frequency of conducting an advisory vote on executive compensation
4. Ratification of the selection by our Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2017
5. Any other matters that properly come before the meeting
Who may Vote:	You can vote if you were a stockholder at the close of business on December 12, 2016, the record date
Materials to Review:

This booklet contains our Notice of Annual Meeting and Proxy Statement. You may access this booklet, as well as our 2016 Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, at the following website: http://www.astproxyportal.com/ast/03170

About Proxy Voting:

Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. Most stockholders are unable to attend the Annual Meeting. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. You can vote your shares by completing and returning your proxy card. Proxy cards that are signed and returned but do not include voting instructions will be voted by the proxies as recommended by the Board of Directors. Most stockholders can also vote shares by following the Internet or telephone voting instructions provided on the proxy card. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions included in this proxy statement and on the proxy card.

This proxy statement is dated December 19, 2016
and is being mailed with the form of proxy on or shortly after December 19, 2016.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with rules of the U.S. Securities and Exchange Commission, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Because we are using the Internet, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, January 31, 2017 at 10:00 a.m. at 1095 Avenue of the Americas, New York, NY 10036. The Company’s Proxy Statement, 2016 Annual Report on Form 10-K and Annual Report to Stockholders will be available online at http://www.astproxyportal.com/ast/03170.

By Order of the Board of Directors

Seth L. Kaplan
Senior Vice President, General Counsel
and Secretary

ABOUT THE MEETING

Why did I receive these proxy materials?

Beginning on or shortly after December 19, 2016, this Proxy Statement is being mailed to stockholders who were stockholders as of the December 12, 2016 record date, as part of the Board of Directors’ solicitation of proxies for Griffon’s Annual Meeting and any postponements or adjournments thereof. This Proxy Statement and Griffon’s 2016 Annual Report to Stockholders and Annual Report on Form 10-K (which have been made available to stockholders eligible to vote at the Annual Meeting) contain information that the Board of Directors believes offers an informed view of Griffon Corporation (referred to as “Griffon,” the “Company,” “we” or “us”) and meets the regulations of the Securities and Exchange Commission (the “SEC”) for proxy solicitations. Our management prepared this proxy statement for the Board of Directors.

What is the Notice of Internet Availability of Proxy Materials that I received in the mail instead of a full set of proxy materials?

As in past years, we are pleased to be using the SEC rule that allows companies to furnish their proxy materials over the Internet, instead of mailing printed copies of those materials to all stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. These stockholders will instead receive a “Notice of Internet Availability of Proxy Materials” with instructions for accessing our proxy materials, including our proxy statement and 2016 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how stockholders can obtain a paper copy of our proxy materials if they so choose. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election. Stockholders who have elected to receive the proxy materials electronically will be receiving an email on or about December 19, 2016 with information on how to access stockholder information and instructions for voting.

What is being considered at the meeting?

You will be voting on the following matters:

1.	The election of four directors for a term of three years

2.	To conduct an advisory vote on executive compensation

3.	To conduct an advisory vote on the frequency of conducting an advisory vote on executive compensation

4.	The ratification of the selection by our Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal year 2017

We do not expect you to vote on any other matters at the meeting.

Who is entitled to vote at the meeting?

You are entitled to vote at the Annual Meeting if you owned stock as of the close of business on December 12, 2016. Each share of stock is entitled to one vote.

How do I vote?

Voting by Proxy

For stockholders whose shares are registered in their own names, as an alternative to voting in person at the Annual Meeting, you may vote by proxy via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card; alternatively such stockholders who receive a paper proxy card may vote by mail by signing and returning the mailed proxy card in the prepaid and addressed envelope that is enclosed with the proxy materials. In each case, your shares will be voted at the Annual Meeting in the manner you direct.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may also submit your voting instructions over the Internet or by telephone by following the instructions provided by your record holder in the Notice of Internet Availability of Proxy Materials. If you received printed copies of the proxy materials, you can submit voting instructions by telephone or mail by following the instructions provided by your record holder on the enclosed voting instructions card. Those who elect to vote by mail should complete and return the voting instructions card in the prepaid and addressed envelope provided.

Voting at the Meeting

If your shares are registered in your own name, you have the right to vote in person at the Annual Meeting by using the ballot provided at the Annual Meeting, or if you requested and received printed copies of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the Annual Meeting, you must obtain a “legal proxy” from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy or voting instructions in advance of the meeting will not affect your right to vote in person should you decide to attend the Annual Meeting.

Can I change my mind after I return my proxy?

Yes, you may change your mind at any time before the vote is taken at the meeting. You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Griffon’s Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

What if I return my proxy card but do not include voting instructions?

Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors, FOR the approval, on an advisory basis, of the compensation of Griffon’s named executive officers as presented in this Proxy Statement, FOR the approval, on an advisory basis, of submitting such advisory vote to Griffon’s stockholders every year and FOR the ratification of Grant Thornton LLP to serve as our independent registered public accounting firm, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

What does it mean if I receive more than one notice or proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, LLC (“AST”) and its telephone number is 718-921-8200.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and our 2016 Annual Report, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees, and conserves natural resources. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and our 2016 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement or our 2016 Annual Report, stockholders may write or call our transfer agent at the following address and telephone number:

American Stock Transfer and Trust Company
Proxy Fulfillment Services
6201 15th Avenue, Brooklyn, NY 11219
888-776-9962

Stockholders who are the beneficial owner, but not the record holder, of shares of Griffon Stock may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters, including the ratification of accountants. At our meeting, these shares will be counted as voted by the brokerage firm with respect to the ratification of accountants.

Brokers are prohibited from exercising discretionary authority on non-routine matters. Proposals one, two and three are considered non-routine matters, and therefore brokers cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases in which you abstain from voting on a matter when present at the meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present.

How are shares in the Griffon Corporation Employee Stock Ownership Plan Voted?

If you are a participant in the Griffon Corporation Employee Stock Ownership Plan (“ESOP”), you may vote the shares you own through the ESOP via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. Shares owned by participants through the ESOP may NOT be voted in person at the Annual Meeting.

AST will tabulate the votes of participants in the ESOP. The results of the votes received from the ESOP participants will serve as voting instructions to Wells Fargo Bank, N.A., the trustee of the ESOP. The trustee will vote the shares as instructed by the ESOP participants. If a participant does not provide voting instructions, the trustee will vote the shares allocated to the participant’s ESOP account in the same manner and proportions as those votes cast by other participants submitting timely voting instructions. The trustee will also vote the unallocated shares in the ESOP in the same manner and proportions as those votes cast by participants submitting timely voting instructions. AST will keep how you vote your shares confidential.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person, if you properly submit your proxy or if your shares are registered in the name of a bank or brokerage firm and you do not provide voting instructions and such bank or broker casts a vote on the ratification of accountants. In order for us to conduct our meeting, the holders of a majority of our outstanding shares of common stock as of December 12, 2016 must be present at the meeting. This is referred to as a quorum. On December 12, 2016, there were 44,856,786 shares of common stock outstanding and entitled to vote.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast. Shares not voted on the election of directors will have no effect on the vote for election of directors.

What vote is required to approve the advisory vote on executive compensation?

Approval of the advisory vote on executive compensation requires the favorable vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

What vote is required to ratify the selection by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the item will be required for approval. An abstention will be counted as a vote against this proposal.

PROPOSAL 1—ELECTION OF DIRECTORS

Our certificate of incorporation provides for a Board of Directors consisting of not less than twelve nor more than fourteen directors, divided into three classes as nearly equal in number as possible, with no class containing less than four directors, whose terms of office expire in successive years. Our Board of Directors now consists of twelve directors as set forth below.

Class I (To Serve Until the Annual Meeting of Stockholders in 2017)	Class II (To Serve Until the Annual Meeting of Stockholders in 2018)	Class III (To Serve Until the Annual Meeting of Stockholders in 2019)
Thomas J. Brosig(1)	Harvey R. Blau(3)	Henry A. Alpert(2)
Rear Admiral Robert G.	Bradley J. Gross(3)	Blaine V. Fogg(2)(1)
Harrison (USN Ret.)(2)	General Donald J. Kutyna	Louis J. Grabowsky(4)
Ronald J. Kramer(3)	(USAF Ret.)(1)	William H. Waldorf(4)
General Victor Eugene	Kevin F. Sullivan(4)(3)
Renuart (USAF Ret.)(3)

(1)	Member of Nominating and Corporate Governance Committee.

(2)	Member of Compensation Committee.

(3)	Member of Finance Committee.

(4)	Member of Audit Committee.

Thomas J. Brosig, Rear Admiral Robert G. Harrison, Ronald J. Kramer and General Victor Eugene Renuart are nominated for election at this Annual Meeting of stockholders, as directors in Class I, to hold office until the annual meeting of stockholders in 2020, or until their successors are chosen and qualified.

Unless you indicate otherwise, shares represented by executed proxies will be voted for the election as directors of each nominee unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe that any of the nominees for election at this Annual Meeting of stockholders will be unavailable or, if elected, will decline to serve. Each nominee is currently a director on our Board.

Agreement with Investors

On September 29, 2008, GS Direct, L.L.C. (“GS Direct”), an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”), acquired 10,000,000 shares of Griffon common stock in connection with a common stock rights offering by Griffon. GS Direct acquired these shares pursuant to an agreement entered into on August 7, 2008 with Griffon (the “Investment Agreement”) in which GS Direct made certain commitments to purchase Griffon common stock in connection with the rights offering. On December 10, 2013 Griffon repurchased 4,444,444 shares of common stock from GS Direct for an aggregate amount of $50 million, or a price of $11.25 per share. Based on a Schedule 13D filed by GS Direct and certain of its affiliates on November 21, 2016, as of such date GS Direct beneficially owned 5,555,556 shares of Griffon common stock, which equals approximately 12.4% of Griffon’s outstanding common stock.

The Investment Agreement provides that, based on GS Direct’s current approximate 12.4% ownership of Griffon’s common stock, GS Direct has the right to nominate one person to serve on Griffon’s Board of Directors, subject to the reasonable review and approval of our Nominating and

Corporate Governance Committee. Bradley J. Gross has served on Griffon’s Board of Directors since September 2008 as a designee of GS Direct. At such time as GS Direct’s ownership level drops below 10% of our outstanding common stock, GS Direct will no longer have the right to nominate any persons to serve on our Board. See “Certain Relationships and Related Person Transactions” for a more complete description of the terms of the Investment Agreement and a description of other relationships and transactions between Griffon and GS Direct.

Board Composition

We believe that each of our directors should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s supervision and oversight of the business and affairs of Griffon. We consider the following when selecting candidates for recommendation to our Board: character and business judgment; broad business knowledge; leadership, financial and industry-specific experience and expertise; technology and education experience; professional relationships; diversity; personal and professional integrity; time availability in light of other commitments; dedication; and such other factors that we consider appropriate, from time to time, in the context of the needs or stated requirements of the Board. The directors’ experiences, qualifications and skills that the Board considered in their nomination are included in their individual biographies.

Nominee Biographies (ages as of January 1, 2017)

Mr. Thomas J. Brosig (age 67) has been a director since 2015. Since November 2015, Mr. Brosig has provided financial and operational consulting services to Nikki Beach, a global multi-faceted luxury lifestyle and hospitality brand. From 2012 to October 2015, Mr. Brosig served as a strategic business consultant, providing financial and operational consulting services to a variety of companies primarily in the gaming and hospitality industries. Mr. Brosig was Chief Executive Officer of MVB Holdings LLC, owner of a resort and gaming property located in Biloxi, Mississippi, from December 2011 until August 2012, and President from August 2012 to November 2012. Prior to joining MVB Holdings, Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice President of Park Place Entertainment Corporation, one of the largest owners and operators of casinos in the world. Prior to that time, he served a predecessor company, Grand Casinos, Inc., in a variety of executive roles from January 1990 to January 1999. Mr. Brosig serves on the Board of Directors of G-III Apparel Group, LTD. (NASDAQ:GIII). Mr. Brosig’s extensive experience as a corporate executive and as a business consultant allows him to assist the Board in all aspects of corporate management and operational matters.

Rear Admiral Robert G. Harrison (USN Ret.) (age 80) has been a director since February 2004. He was an officer in the United States Navy for more than thirty-five years prior to his retirement in 1994. Since retirement, Rear Admiral Harrison has been a consultant for various defense systems companies in the areas of acquisition, support and program management. Rear Admiral Harrison was a director for Indra Systems, a company engaged in the manufacture and support of training and simulation systems and automatic test equipment, from 2004 to July 2015. By virtue of his services as a senior officer in the U.S. Navy and his service as a director of and consultant to other companies, Rear Admiral Harrison brings to the Board extensive experience in the management of large organizations and the approaches and perspectives involved in military procurement.

Mr. Ronald J. Kramer (age 58) has been our Chief Executive Officer since April 2008, a director since 1993 and Vice Chairman of the Board since November 2003. From 2002 through March 2008, he was President and a director of Wynn Resorts, Ltd., a developer, owner and operator of destination casino resorts. From 1999 to 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and its predecessor Wasserstein Perella & Co. He is currently a member of the board of directors of Business Development Corporation of America, and was formerly a member of the Board of Directors of Leap Wireless International, Inc. (formerly NASDAQ:LEAP). Mr. Kramer has been a senior executive officer of a number of corporations, including currently Griffon, and brings to the Board extensive experience in all aspects of finance and business transactions. Mr. Kramer is the son-in-law of Harvey R. Blau, Griffon’s Chairman of the Board.

General Victor Eugene Renuart (USAF Ret.) (age 67) has been a director since January 2014. He was an officer in the United States Air Force for over thirty-nine years prior to his retirement in 2010. General Renuart’s military service culminated with his service as Commander, North American Aerospace Defense Command and United States Northern Command from 2007-2010. During his tenure in the U.S. Air Force, General Renuart served as Senior Military Assistant to the Secretary of Defense for Secretaries Donald Rumsfeld and Robert Gates; Director of Strategic Plans and Policy, The Joint Staff; Vice Commander, Pacific Air Forces; and Director of Operations, United States Central Command. From 2010 to 2012, General Renuart served as Vice President, National Security and Senior Military Advisor to the CEO for BAE Systems, Inc. Since 2012, General Renuart has been President of The Renuart Group, LLC, a defense, homeland security, energy, and leadership consulting firm. General Renuart serves as the Chairman of the Board of Memorial Hospital System located in Colorado Springs, Colorado and Director, University of Colorado Health System, and also serves on the boards of various private companies in the defense industry. As the former Chief Executive and Operating Officer for large military organizations with responsibility for an annual multi-billion dollar budget, General Renuart brings to the Board experience in the management and fiscal oversight of large organizations. His experience as a senior military officer also provides him with experience and insight regarding government policy and procurement.

Standing Director Biographies (ages as of January 1, 2016)

Mr. Henry A. Alpert (age 69) has been a director since 1995. Mr. Alpert has been President of Spartan Petroleum Corp., a real estate investment firm and a distributor of petroleum products, for more than the past five years. Mr. Alpert is also a director of Boyar Value Fund, a mutual fund (NASDAQ:BOYAX). Mr. Alpert brings to the Board an understanding of the perspectives of public mutual fund stockholders, experience in operations and, by virtue of being on the advisory committee of the largest commercial bank headquartered on Long Island, insight into commercial banking trends.

Mr. Harvey R. Blau (age 81) has been Chairman of the Board since 1983 and was our Chief Executive Officer from 1983 through March 2008. Mr. Blau was Chairman of the Board and Chief Executive Officer of Aeroflex Incorporated (formerly NYSE:ARX), a diversified manufacturer of electronic components and test equipment, for more than five years through August 2007 when such company was acquired. Because of his long service with the Company, including as the Company’s Chief Executive Officer for over twenty-five years, Mr. Blau brings to the Board a depth of knowledge of the Company, its history and its personnel. Mr. Blau’s legal training also assists the Board in evaluating issues that come before it. Mr. Blau is the father-in-law of Ronald J. Kramer, Griffon’s Chief Executive Officer.

Mr. Blaine V. Fogg (age 76) has been a director since May 2005. Mr. Fogg is a corporate and securities lawyer concentrating in mergers and acquisitions and other business transactions. From 1972 to 2004, Mr. Fogg was a partner at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Since 2004, Mr. Fogg has been Of Counsel to such law firm. Since July 1, 2009, Mr. Fogg has been President of The

Legal Aid Society of New York. From September 2010 to January 2013, he was a Director of Seacor Holdings Inc. (NYSE:CKH), a global provider of marine transportation equipment and logistics services primarily servicing the U.S. and international energy and agricultural markets (“Seacor”). In January 2013, in connection with the spin-off of Era Group, Inc. (NYSE:ERA) from Seacor, Mr. Fogg resigned from the Board of Seacor and joined the Board of Era Group, one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. Mr. Fogg has represented numerous public and private companies in connection with governance matters as well as transactions and brings to the Board broad experience in assisting boards of public and private companies in these matters.

Mr. Louis J. Grabowsky (age 65) has been a Director since 2015. He is a founder and principal of Juniper Capital Management, a financial sponsor that provides capital to high growth potential but under-resourced U.S. entrepreneurial companies. Prior to founding Juniper Capital, Mr. Grabowsky was a partner at Grant Thornton LLP from 2002 to 2014, serving as Chief Operating Officer from 2009 to 2013 and Senior Advisor, Operations from 2013 until his retirement in July 2014. Mr. Grabowsky currently serves on the Boards of Directors of ClubCorp Holdings, Inc. (NYSE:MYCC) and Cambrex Corporation (NYSE:CBM). Mr. Grabowsky brings to the Board and the Audit Committee an in-depth understanding of the financial reporting, auditing and accounting issues that come before the Board and the Audit Committee.

Mr. Bradley J. Gross (age 44) has been a director since 2008. Mr. Gross is a Managing Director in the Principal Investment Area of Goldman Sachs, a position he has held since 2007. From 2003 to 2007, he was a vice president at Goldman Sachs. Mr. Gross also serves on the board of directors of Americold Realty Trust, the largest provider of temperature controlled storage and logistics in the United States, and various other private companies in which Goldman Sachs is an investor. Mr. Gross formerly served on the Board of Aeroflex Incorporated (formerly NYSE:ARX), a diversified manufacturer of electronic components and test equipment, Capmark Financial Group Inc. (OTC:CPMK), a diversified holding company that provides financial services to investors in commercial real estate-related assets, Cequel Communications LLC, a provider of cable television services in certain U.S. territories serving 1.3 million basic subscribers, and MoneyGram International, Inc. (NASDAQ:MGI), a provider of financial products and services, as well as various other private companies in which Goldman Sachs is an investor. Mr. Gross is a designee of GS Direct, an affiliate of Goldman Sachs. His service on a variety of corporate boards and his experience in evaluating different potential investments and acquisitions and in related financings allow him to assist the Board in assessing financing and acquisition activities.

General Donald J. Kutyna (USAF Ret.) (age 83) has been a director since August 2005. He was an officer in the United States Air Force for over thirty-five years prior to his retirement in 1992. General Kutyna had been commander in chief of the North American Aerospace Defense Command, commander in chief of the U.S. Space Command and commander of the U.S. Air Force Space Command. During his tenure in the U.S. Air Force, General Kutyna served as Chairperson of the Accident Analysis Panel of the Presidential Commission on the Space Shuttle Challenger Accident. General Kutyna was Vice President, Space Technology, of Loral Space & Communications Ltd. (NASDAQ:LORL), a leading satellite communications company, from 1993 to 1996, and again from 1999 to 2004. He also served as Vice President, Advanced Space Systems, for Lockheed Martin Corporation (NYSE:LMT), a company principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services, from 1996 to 1999. From September 2004 through 2008, General Kutyna served as a part-time consultant to Loral. As a Four Star Air Force officer with thirty five years’ experience in the development, acquisition and operation of high technology space, electronic, communication, and aeronautical defense systems, General Kutyna brings to the Board important perspectives in connection with the Company’s defense business. General Kutyna’s experience as a technology leader of a Presidential Commission and as a corporate officer in the defense industry makes him a valuable resource to the Board in the area of government policy and procurement.

Mr. Kevin F. Sullivan (age 63) has been a director since 2013. Mr. Sullivan is a Managing Director and Chief Administrative Officer at MidOcean Credit Partners, a private investment firm that specializes in U.S. hedge fund investments. Prior to joining MidOcean, Mr. Sullivan was a Managing Director with Deutsche Bank, and a predecessor bank, Bankers Trust, from 1980 until his retirement in November 2012. Mr. Sullivan held positions of increasing responsibility over his thirty-two years at Deutsche Bank and Bankers Trust, including Global Head for Loan Sales, Trading and Capital Markets; Head of Leveraged Finance—Asia; and last serving as Group Head for Asset Based Lending. He was also a member of the Capital Commitments Committee from 2002 to 2012 and a member of the Equity Investments Committee from 2008 to 2012. Mr. Sullivan’s decades of experience in finance, banking and capital markets allow him to assist the Board in evaluating all aspects of potential financing and capital markets transactions.

Mr. William H. Waldorf (age 78) has been a director since 1963. He has been President of Landmark Capital, LLC, an investment firm, for more than the past five years. Mr. Waldorf’s extensive financial and investment experience as an active entrepreneur and President of an investment company for over thirty years brings to the Board the analytical framework of a long-term investor.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of Messrs. Alpert, Brosig, Grabowsky, Gross, Fogg, Harrison, Kutyna, Renuart, Sullivan and Waldorf are independent under New York Stock Exchange Rule 303A. The Board of Directors affirmatively determined that no director (other than Ronald J. Kramer and Harvey R. Blau) has a material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

In making this determination, the Board considered all relevant facts and circumstances. In particular, with respect to Mr. Gross, the Board considered, among other things, that Mr. Gross holds a senior management position with GS Direct, and considered the relationships and transactions between Griffon and GS Direct, which are described above under “Election of Directors—Agreement with Investors” and below under “Certain Relationships and Related Person Transactions.” In concluding that these relationships and transactions do not result in a “material relationship” between Griffon and GS Direct that would impede the exercise of independent judgment by Mr. Gross, the Board considered, among other things, that GS Direct’s rights and obligations arise directly as a result of its Griffon stock ownership (as disclosed in more detail below under “Certain Relationships and Related Person Transactions”), and that the fees and expenses paid to affiliates of GS Direct in connection with certain services performed by these affiliates in the last three years were not material to GS Direct and its affiliates or to Griffon. With respect to Mr. Grabowsky, the Board considered that Mr. Grabowsky was a partner and member of the senior management of Grant Thornton LLP until his retirement from Grant Thornton in August 2014. In determining that this former relationship does not constitute a “material relationship” that would impede the exercise of independent judgment by Mr. Grabowsky, the Board considered, among other things, that Mr. Grabowsky never personally performed any work on the audits of Griffon’s financial statements, and that Mr. Graboswky has no financial relationship with Grant Thornton and no ability to influence Grant Thornton’s operations or policies.

We currently have the following standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Other than the Finance Committee, all of the standing committees of the Board of Directors are composed entirely of independent directors.

Committee Membership, Meetings and Attendance

During the fiscal year ended September 30, 2016, there were:

•	5 meetings of the Board of Directors;

•	5 meetings of the Audit Committee (the Audit Committee acted once by unanimous consent);

•	5 meetings of the Compensation Committee;

•	2 meetings of the Nominating and Corporate Governance Committee; and

•	4 meetings of the Finance Committee.

Each of our directors attended or participated in at least 75% of the meetings of the Board of Directors, and of the respective committees of which he is a member, held during the period such director was a director during the fiscal year ended September 30, 2016.

We encourage all of our directors to attend our annual meetings of stockholders. All of our directors attended last year’s annual meeting of stockholders.

Board Committees

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee is involved in discussions with management and our independent registered public accounting firm with respect to financial reporting and our internal accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace our independent registered public accounting firm. The Audit Committee must pre-approve all audit engagement fees and terms and all non-audit engagements with the independent registered public accounting firm. The Audit Committee is responsible for monitoring compliance with our Code of Business Conduct and Ethics. The Audit Committee consults with management but does not delegate these responsibilities. A copy of the Audit Committee charter can be found on our website at www.griffon.com.

The Board has determined that Louis J. Grabowsky, who became a member of the Audit Committee in November 2015, qualifies as an “Audit Committee Financial Expert,” as defined by SEC rules, based on his education, experience and background.

Our Compensation Committee has overall responsibility for determining and approving the compensation of our Chief Executive Officer and reviewing and approving the annual base salaries and annual incentive opportunities paid to our executive officers, as well as to the Presidents of each of our business units. Our Compensation Committee awards restricted stock and other equity-based awards to officers and employees. The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. The Compensation Committee considers recommendations from our executive officers with respect to executive compensation matters. The Company utilizes the services of an independent consultant to perform analyses and to make recommendations relative to executive compensation matters. These analyses and recommendations are conveyed to the Compensation Committee, and the Compensation Committee takes such information into consideration in making its compensation decisions. A copy of the Compensation Committee charter can be found on our website at www.griffon.com.

The Finance Committee is responsible for the review of certain proposed acquisition, disposition and equity capital markets transactions, following which it shall make a non-binding recommendation to the full Board of Directors. Under the terms of the Investment Agreement, GS Direct is entitled to designate one of the five members of the finance committee so long as it holds 10% or more of Griffon’s total common equity. Accordingly, Mr. Gross has served as a member of the Finance Committee as a designee of GS Direct since September 2008. A copy of the Finance Committee Charter can be found on our website at www.griffon.com. See “Certain Relationships and Related Person Transactions” for a more complete description of the terms of the Investment Agreement.

The Nominating and Corporate Governance Committee is responsible for (1) reviewing suggestions of candidates for director made by directors and others; (2) identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of stockholders; (3) recommending to the Board director nominees for each committee of the Board; (4) recommending to the Board the corporate governance principles applicable to the Company; and (5) overseeing the annual evaluation of the Board and management. There is no difference in the manner in which a nominee is evaluated based on whether the nominee is recommended by a stockholder or otherwise. The Nominating and Corporate Governance Committee has nominated the directors to be elected at this meeting. A copy of the Nominating and Corporate Governance Committee charter can be found on our website at www.griffon.com.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to consideration of diversity in identifying director nominees. Our corporate governance guidelines specify that our Board should be of a sufficient size to provide for sufficient diversity among non-employee directors. The Nominating and Corporate Governance Committee may consider diversity, which could include diversity with respect to experience, skill set, age, areas of expertise and professional background, as well as race, gender and national origins, along with many other criteria, in selecting director nominees.

Risk Oversight

Management is responsible for the day-to-day management of risks for Griffon and its subsidiaries, while our Board of Directors, as a whole and through its committees, is responsible for the oversight of risk management. The Board sets our overall risk management strategy and our risk appetite and ensures the implementation of our risk management framework. Specific board committees are responsible for overseeing specific types of risk. Our Audit Committee periodically discusses risks as they relate to its review of the Company’s financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements including the Sarbanes-Oxley Act, performance of the internal audit function, and review of related party transactions, among other responsibilities set forth in the Audit Committee’s charter. The Audit Committee also periodically reviews our currency exchange and hedging policies, tax exposures and our internal processes to ensure compliance with applicable laws and regulations. Our Audit Committee oversees the response of management to reports regarding suspected violations of our Code of Conduct. The Audit Committee meets regularly in executive sessions with our director of internal audit and our independent registered public accounting firm, without management present, to discuss if there are areas of concern of which the Committee or the Board should be aware. The Board, and at certain times, the Finance Committee, monitors risks as they may be related to financing matters such as acquisitions and dispositions, our capital structure, credit facilities, equity and debt issuances, and liquidity. Our Compensation Committee establishes our compensation policies and programs in such a manner that our executives are not incentivized to take on an inappropriate level of risk. Each of our board committees delivers periodic reports to the Board, in order to keep the Board informed about what transpires at committee meetings. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over such risk, even if the risk was initially overseen by a committee.

Board Leadership Structure; Executive Sessions

Although we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer, we currently have a different person serving in each such role—Mr. Harvey R. Blau is our Chairman, and Mr. Ronald J. Kramer is our Chief Executive Officer. The decision whether to combine or separate these positions depends on what our Board of Directors deems to be in the long-term interest of stockholders in light of prevailing circumstances. Our Board of Directors believes the Company is well-served by this flexible leadership structure and that the combination or separation of these positions should continue to be considered on an ongoing basis. As noted earlier, each of our other ten directors are independent. We also have a lead independent director. Mr. Kevin Sullivan has served as our lead independent director since November 2015. We believe that a lead independent director helps ensure independent oversight over the Company. The lead independent director’s duties and responsibilities include, among others:

•	Presiding at meetings of the Board in which the Chairman is not present, including executive sessions of the independent directors

•	Serving as a liaison between the Chairman and the independent directors

•	Together with the Chairman, establishing the agenda for meetings of the Board

•	Overseeing the flow of information to the Board, and coordinating with the independent directors to ensure that they have access to information they request from time to time

•	Overseeing the board and committee annual self-evaluation process

•	Collaboration with the nominating and corporate governance committee in monitoring the composition and structure of the board

Interested Party Communications

Mail from stockholders and other interested parties can be addressed to Directors in care of the Office of the Secretary, Griffon Corporation, 712 Fifth Avenue, New York, New York 10019. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to “Outside Directors,” “Independent Directors,” “Non-Employee Directors” or “Non-Management Directors” will be forwarded or delivered to each such director. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

Guidelines for Business Conduct and Governance Guidelines

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all employees in performing their duties. The Code of Business Conduct and Ethics sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Business Conduct and Ethics may be found on our website at www.griffon.com.

Our Board of Directors has also adopted Corporate Governance Guidelines as required by the New York Stock Exchange rules to assist the Board in exercising its responsibilities to Griffon and its stockholders. The Corporate Governance Guidelines may be found on our website at www.griffon.com.

Board Self-Evaluation

The Board is required to conduct an annual self-evaluation that is overseen by our Nominating and Corporate Governance Committee to determine whether the Board and its committees are functioning effectively. In addition, each of the Audit, Compensation, and Nominating and Corporate Governance committees is required to conduct an annual self-evaluation and all committees of the Board are required to review and reassess the adequacy of their charters. The Audit Committee is subject to an annual performance evaluation by the Board of Directors.

Directors’ Nominations

Any stockholder who wants to nominate a candidate for election to the Board must deliver timely notice to our Secretary at our principal executive offices. In order to be timely, the notice must be delivered:

•

in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, although if the annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year’s annual meeting, the notice must be received not later than the close of business on the 10th day following the first to occur of the day on which notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made; and

•

in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the first to occur of the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made.

The stockholder’s notice to the Secretary must set forth

•	as to each person whom the stockholder proposes to nominate for election as a director

—	the nominee’s name, age, business address and residence address

—	the nominee’s principal occupation and employment

—

the class and series and number of shares of each class and series of capital stock of Griffon which are owned beneficially or of record by the nominee, and any other direct or indirect pecuniary or economic interest in any capital stock of Griffon held by the nominee, including without limitation, any derivative instrument, swap (including total return swaps), option, warrant, short interest, hedge or profit sharing arrangement, and the length of time that such interests have been held by the nominee

—

any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder

•	as to the stockholder giving the notice

—	the stockholder’s name and record address

—

the class and series and number of shares of each class and series of capital stock of the Company which are owned beneficially or of record by the stockholder, and any other direct or indirect pecuniary or economic interest in any capital stock of Griffon held by the stockholder, including without limitation, any derivative instrument, swap (including total return swaps), option, warrant, short interest, hedge or profit sharing arrangement, and the length of time that such interests have been held by the stockholder

—

a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder

—

a representation by the stockholder that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in the stockholder’s notice, and

—

any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting shall further be required, for such notice of nomination to be proper, to update and supplement the notice, if necessary, so that the information provided or required to be provided in the notice is true and correct as of the record date for the meeting, and such update and supplement must be delivered to or mailed and received at Griffon’s principal executive offices not later than five business days after the record date for the meeting.

The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which the stockholder gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Henry A. Alpert, Blaine V. Fogg and Rear Admiral Robert G. Harrison (USN Ret.). None of the members of the Committee were our officers or employees during fiscal year 2016 and none has ever been an officer of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or Compensation Committee.

STOCK OWNERSHIP

The following information, including stock ownership, is submitted with respect to our directors, each executive officer named in the “Summary Compensation Table,” for all executive officers and directors as a group, and for each holder known to us to be the beneficial owner of more than five percent of our issued and outstanding common stock as of November 30, 2016.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class
Gabelli Funds, LLC(2)	10,139,771	21.8%
The Goldman Sachs Group, Inc. and affiliates(3)(4)	5,839,586	13.0%
Dimensional Fund Advisors LP(5)	4,471,342	9.9%
BlackRock, Inc. and affiliates(6)	3,382,382	7.5%
The Vanguard Group(7)	3,217,863	7.1%
Henry A. Alpert(8)	66,532	*
Harvey R. Blau(8)(9)(10)	2,061,079	4.6%
Thomas J. Brosig(8)	7,400	*
Blaine V. Fogg(8)	45,913	*
Louis J. Grabowsky(8)	10,905	*
Bradley J. Gross(4)	5,583,376	12.4%
Brian G. Harris(9)	119,254	*
Rear Admiral Robert G. Harrison (USN Ret.)(8)	24,420	*
Seth L. Kaplan(9)	205,461	*
Ronald J. Kramer(9)(11)	2,838,046	6.3%
General Donald J. Kutyna (USAF Ret.)(8)	22,685	*
Robert F. Mehmel(9)	686,352	1.5%
General Victor Eugene Renuart (USAF Ret.)(8)	10,733	*
Kevin F. Sullivan(8)	14,066	*
William H. Waldorf(8)	41,013	*
Directors and executive officers as a group (18 persons)(12)	11,774,224	26.4%

*	Less than 1%.

(1)	Unless otherwise indicated and except as otherwise set forth in the Schedules 13D and 13G referred to in the footnotes below, ownership represents sole voting and investment power.

(2)

The address for Gabelli Funds, LLC and its affiliates is One Corporate Center, Rye, New York 10580-143. The number of shares beneficially owned is based on a Schedule 13D filed with the SEC by Gabelli Funds, LLC and certain of its affiliates on November 18, 2014.

(3)

The address for The Goldman Sachs Group, Inc. (“GS Group”) and its affiliates is 200 West Street, New York, NY 10282. The number of shares beneficially owned is based on a Schedule 13D filed with the SEC by Goldman Sachs and certain of its affiliates on November 21, 2016.

(4)

Mr. Gross is a managing director of Goldman Sachs. Goldman Sachs is a wholly-owned subsidiary of GS Group. GS Group and Goldman Sachs may be deemed to beneficially own indirectly, in the aggregate, 5,555,556 shares of Griffon common stock owned directly by GS

Direct. GS Direct is a wholly-owned subsidiary of GS Group. Goldman Sachs is the manager of GS Direct. GS Group, Goldman Sachs, GS Direct and Mr. Gross each disclaim beneficial ownership of these securities except to the extent of its or his pecuniary interest therein, if any. The number of shares listed herein includes 27,820 shares of common stock previously awarded to Mr. Gross, and to a former member of Griffon’s Board who was nominated for election to Griffon’s Board by GS Direct, in their capacity as directors, pursuant to our director compensation program.

(5)

The address for Dimensional Fund Advisors is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The number of shares beneficially owned is based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP and certain of its affiliates on February 9, 2016.

(6)

The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The number of shares beneficially owned is based on a Schedule 13G filed with the SEC by BlackRock, Inc. and certain of its affiliates on January 26, 2016.

(7)

The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares beneficially owned is based on a Schedule 13G filed with the SEC by The Vanguard Group and certain of its affiliates on February 11, 2016.

(8)	Includes shares of common stock granted pursuant to our director compensation program.

(9)

Includes for Mr. Kramer 350,000 shares of common stock issuable with respect to options currently exercisable. Also includes (i) for Messrs. Blau, Kramer, Mehmel, Harris and Kaplan 54 shares, 1,479 shares, 716 shares, 1,258 shares and 1,140 shares of common stock, respectively, allocated to their accounts under the ESOP as to which they can direct the vote, and (ii) for Messrs. Blau, Kramer, Mehmel, Harris and Kaplan 7,278 shares, 440,000 shares, 415,000 shares, 71,367 shares and 103,161 shares of restricted stock, respectively, as to which they can direct the vote.

(10)	Includes 800,253 shares of common stock owned by Mr. Blau’s spouse. Mr. Blau disclaims beneficial interest of such shares of common stock.

(11)	Includes 40,298 shares of common stock owned by Mr. Kramer’s wife and children. Mr. Kramer disclaims beneficial ownership of such shares of common stock.

(12)	Includes 350,000 shares of common stock issuable with respect to options currently exercisable granted to one executive officer.

As of November 30, 2016, there were 5,908,211 shares of common stock held in Griffon’s Employee Stock Ownership Plan (“ESOP”), constituting 13.2% of our outstanding common stock. Of these shares, 2,574,720 were allocated to accounts of participants in the ESOP and 3,333,491 were unallocated and held in the ESOP’s general suspense account. The shares held in the ESOP are not deemed to be beneficially owned by the ESOP; the ESOP trustee votes the shares held in the ESOP based on voting instructions received from participants in the ESOP. For additional information on the ESOP, see “Elements of Executive Compensation—Retirement, Health and Welfare Benefits and Other Perquisites—Employee Stock Ownership Plan,” in the “Compensation Discussion and Analysis” section below.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives of Our Compensation Program

Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent required to achieve operational and corporate objectives, and thereby contribute to the success of the Company with the goal and intention of increasing stockholder value.

As described in more detail throughout this Compensation Discussion and Analysis, a central tenet of our compensation program is to pay for performance—and we therefore tie a substantial portion of the compensation of our most senior executives to the underlying performance of the Company. Griffon and its businesses performed well in fiscal 2016, achieving record segment adjusted EBITDA of $218.4 million (compared to $204.4 million in fiscal 2015), and adjusted EPS of $0.84 per share (compared to $0.73 in fiscal 2015). This in turn led to a 7.9% increase in shareholder value at fiscal year-end, as demonstrated by the increase in our stock price from $15.77 on September 30, 2015 to $17.01 on September 30, 2016. In addition, our stock price increased 49.3% over the last two fiscal years, from a price of $11.39 on September 30, 2014 to $17.01 on September 30, 2016. These increases in stock price were accomplished while the Company returned substantial capital to shareholders; during fiscal 2016, the Company bought back $56.3 million worth of shares under board authorized share repurchase programs and paid dividends of $8.8 million to its shareholders, and during fiscal 2015, the Company bought back $80.9 million worth of shares and paid dividends of $7.7 million.

A substantial portion of the potential compensation of our senior executives is

•	performance-based,

•	based on multi-year periods, and

•	tied to goals that are intended to enhance shareholder value,

without jeopardizing our financial strength or creating incentives to take excessive risks. A significant portion of the incentive compensation opportunities for our executive officers can only be realized by them on a deferred basis, subjecting executives’ pay to the same risks undertaken by the Company and our shareholders.

It is our policy to provide incentives to senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the management of our businesses and the execution of the short-term and long-term strategic and financial objectives set by the Company’s Board of Directors. Our Compensation Committee utilizes a number of different metrics to incentivize management and evaluate and reward their performance. Our executive compensation program includes four key components:

•	competitive base salary,

•	short-term and long-term cash incentive bonuses which, for the CEO and COO, are based solely upon objective company performance,

•	equity-based long-term incentive compensation, and

•	retirement, health and welfare benefits, and limited perquisites.

We believe that the compensation of our executives should reflect the executives’ level of job responsibility and be related to individual and company performance. Because the performance of our executives greatly impacts our results, a significant portion of their compensation should be variable and based on individual and corporate performance. All equity grants to our NEOs for the last five years have been 100% performance-based, and annual and long-term cash bonuses to our CEO and COO are 100% performance-based. Our approach to compensation relates, in large part, to the fact that our Company is a diversified holding company. As such, our senior corporate management’s responsibilities include both managing and assessing the operational results at our principal subsidiaries and businesses, recruiting, developing and supervising management at both the subsidiary and corporate levels and overseeing the following financial activities, among others:

•	the maintenance of our strong consolidated balance sheet

•	the allocation of our capital and resources

•	the assessment and determination of our capital requirements and needs

•	our cash and cash equivalent liquidity

•	our financing transactions

•	the identification of and execution on advantageous acquisition or disposition opportunities, as well as the integration of businesses we acquire

•	returning capital to shareholders, including through the ongoing evaluation and execution of opportunities to repurchase our own stock as well as through corporate dividends

•	setting operational and financial goals at the Company’s businesses, and overseeing the efforts of the business executive teams to meet or exceed those goals

•	the continuing evaluation of all our assets and operations.

In this regard, our senior management is engaged in ongoing analysis of (i) where, when and how our capital resources should be allocated, (ii) whether the current deployment of our capital resources is optimal, and (iii) whether our existing business lines should be expanded or curtailed, or if we ought to further diversify into new business lines or activities.

The Compensation Committee has sought to align these corporate and operational objectives with the compensation programs under which our senior management is remunerated, in a manner consistent with the business direction and strategic plan discussed and approved by the Company’s Board of Directors.

In this regard, the Compensation Committee, working with its independent compensation consultant, selected the performance metrics to be used for each of the short term and long term components of the Company’s cash bonus plan for the CEO and COO. The Committee selected working capital and earnings before interest, taxes, depreciation and amortization (“EBITDA”) as bonus performance measures for the short term cash bonus plan for fiscal year 2016, reflecting the Board of Directors’ mandate and belief that (i) maintaining adequate levels of working capital (as a key indicator of creating and maintaining a strong balance sheet to provide financial strength in general and to withstand the continuing uncertainty that exists in the United States and global economies) and (ii) managing operational results (including maximizing cash generation from operations) contribute to Griffon’s continuing financial success. These dual objectives also act as a check against each other, and therefore as a natural risk management tool, with respect to the management of Griffon’s businesses. The Compensation Committee again determined to place a greater relative emphasis on operational achievements than on balance sheet strength due to the belief that operational results have a more meaningful and direct impact on shareholder value, and assigned relative weightings of 75% to EBITDA performance and 25% to achievement of applicable working capital targets.

The Committee selected cumulative Core EPS as the performance measure for the long-term cash bonus plan for our CEO and COO for the performance period fiscal year 2016 through fiscal year 2018. “Core EPS” means the fully diluted earnings per share of the Company for the performance period prepared in accordance with GAAP, adjusted for the impact of certain items such as changes in accounting principles, costs and expenses incurred in connection with financings, corporate restructuring charges, corporate acquisition expenses, dispositions, discrete tax items and any other similar non-recurring items, to the extent a substantial portion of the economic impact of any such item is realized over a period that extends beyond the performance period and is unrelated to operations. The Compensation Committee has been advised that Core EPS has a close correlation with stock price; accordingly, the selection of Core EPS reflects the Compensation Committee’s belief that achieving substantial growth in earnings per share over a multi-year period increases the likelihood of providing an attractive level of total shareholder return over the same period.

Finally, the Committee selected stock price growth as the performance measure for the equity grants awarded to the CEO and COO in fiscal year 2016. In short, the Company’s stock price is required to increase a minimum of 45% over a four year period for any of these performance-based restricted shares granted to the CEO and COO to vest. These performance-based restricted share grants are discussed in greater detail below.

Shareholder Outreach

Although the annual advisory shareholder vote on executive compensation is non-binding, the Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other named executive officers. At our annual meeting of shareholders held on January 29, 2016, approximately 83% of the shareholders who voted on the “say-on-pay” proposal (excluding those who abstained) approved the compensation of our named executive officers. Following our 2016 annual meeting, during calendar 2016 we engaged in our annual shareholder outreach program in order to solicit the views of our significant shareholders regarding our executive compensation program. We sent an invitation to speak with the Chairman of our Compensation Committee to each non-management shareholder known to us to hold greater than 0.75% of the Company’s stock except GS Direct (an affiliate of Goldman Sachs) which has a representative on our Board of Directors, and except for one institutional holder with which management has a regular, ongoing dialogue. In response, two of the ten institutional shareholders we contacted, representing approximately 8% of our outstanding common stock, accepted the invitation to speak with us. During these conversations, we asked these shareholders whether they had any comments, suggestions or criticisms regarding any element or aspect of our executive compensation program. We outlined the elements of our compensation program to these two shareholders, and they:

•

generally expressed support for the Company’s executive compensation program, including the recent restructuring of the Company’s cash bonus program for the CEO and COO to include both a short-term and a long-term component

•	stated their support for our belief that a substantial portion of our executive officer pay should be performance-based

•	expressed agreement with the risk mitigation aspects of our executive compensation program

•

expressed support for the Company’s compensation philosophy, did not propose any other changes to our executive compensation program and did not voice any adverse commentary regarding our executive compensation decisions

When speaking with these shareholders our Compensation Committee Chairman also indicated that we are committed to having a regular, ongoing dialogue with our significant shareholders, and encouraged each such shareholder to reach out with any concerns it might have at any time.

In addition to the specific conversations noted above with the Chairman of our Compensation Committee, management has regular contact with our largest shareholders as part of normal investor relations activities and, during these interactions, no adverse commentary was received pertaining to recent executive compensation decisions or with respect to the structure or philosophy of our executive compensation program. The Committee believes that these interactions with our shareholder base provide a strong endorsement of the compensation philosophy of the Company and the application of that philosophy by the Compensation Committee in its decision making.

Our Executive Compensation Program and Risk

We do not believe that our compensation programs are structured to reward inappropriate risk-taking, and have concluded that our compensation policies and practices are not reasonably likely to result in a material adverse effect on our businesses, for several reasons, including the following:

•

Under our annual performance bonus plan, we used multiple objective incentive performance measures to determine annual cash bonus eligibility for our CEO and COO, which discourages focusing on a single performance measure and incentivizes the executives to focus on the continuing financial strength of the Company as well as on operating results.

•

We provide a mix of variable performance-based annual cash compensation (under our annual performance bonus plan), fixed cash compensation in the form of base salaries, and long-term equity and cash compensation in the form of restricted stock awards and long-term cash bonuses which are exclusively performance-based. We believe this combination of variable and fixed cash compensation, a long-term equity interest which is performance-based and in other respects vests over time, and a long-term cash bonus based on three-year performance cycles, appropriately incentivizes and rewards management while at the same time encourages appropriate—but not excessive—levels of risk assumption.

•

The design of our compensation programs, including with respect to the variety of performance criteria established under our plans, encourages executives to remain focused on both the short-term and long-term success of the Company’s operational and consolidated financial position and objectives; as a result, any incentive to take short-term risks is mitigated by the necessity for us to achieve success and maintain shareholder value over the long-term. In this regard, a portion of compensation is delivered to executives in the form of an annual bonus, and a substantial portion of the compensation of our CEO and COO is delivered in the form of a long-term cash bonus. In the case of our CEO and COO, both the annual bonus and the long-term bonus is 100% tied to annual and three-year objective performance criteria.

•	A significant portion of compensation to our senior executives is delivered through the use of performance-based equity awards, which generally cliff vest after a minimum three year period, provided the applicable performance criteria are achieved. In addition, we generally require an additional post-vesting holding period for equity grants to our most senior executives—every restricted stock grant to our CEO and COO since January 2014 contains a requirement that the executive hold the shares for a period of two years after vesting. The Compensation Committee believes that the cliff vesting feature of our restricted share awards, together with a required post-vesting holding period for grants to our most senior executives, focuses our executive team on the long-term success of the Company, aligns their interests with those of our shareholders and, because of the multi-year vesting feature and required post-vesting holding period, subjects senior management to the long-term consequences of risks undertaken to achieve short-term objectives.

•

A significant portion of cash compensation to our CEO and COO is delivered through our long-term cash bonus program, which provides for the opportunity to earn cash bonuses over a three-year period. Bonuses paid under the long-term cash bonus program are exclusively performance-based, and provide additional focus for our most senior executives on the long-term success of the Company, further aligning the interests of these executives with that of our shareholders.

•	We have adopted stock ownership guidelines, which serve to align the interests of our directors and executives with those of our stockholders, and encourage focus on long-term performance.

•

We have adopted an anti-hedging, anti-pledging policy prohibiting directors and executive officers from purchasing company securities on margin, pledging company securities or entering into a hedging transaction with respect to company securities.

•	We have adopted a clawback policy that provides for the recovery from executive officers of improperly received incentive compensation going back three years in the event of an accounting restatement.

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The Compensation Committee engages the Executive Compensation Consulting division of Arthur J. Gallagher & Co. (“Gallagher”), an independent compensation consultant, to guide it in making compensation decisions.

We do not have any tax gross-up benefits in any of our executives’ compensation arrangements. The Compensation Committee has adopted a policy against providing tax gross-ups under any circumstances.

Executive Compensation Decisions—The Role of the Compensation Committee, Executives and Consultants

The Compensation Committee is responsible for evaluating and approving the compensation of our executive officers and the presidents of our business units. The Compensation Committee considers recommendations from our Chief Executive Officer with respect to executive compensation matters, except regarding his own compensation. The Compensation Committee regularly utilizes the services of its independent consulting firm to perform analyses and make recommendations relative to executive compensation matters, and takes such information into consideration in making its compensation decisions.

Determination of Compensation Levels

In setting compensation levels, including bonus eligibility levels for our Chief Executive Officer, and President and Chief Operating Officer, under our performance bonus plan, and the mix of compensation for fiscal 2016, the Compensation Committee considered several factors. These include existing employment agreements with individual executives, the desire to motivate the executives and align the compensation of the executives with the financial performance of the Company by providing the majority of the executives’ compensation in the form of performance-based compensation, and the Compensation Committee’s subjective assessment of the individual’s experience, responsibilities, management, leadership abilities and job performance. The Compensation Committee has, from time to time, used focused marketplace compensation analysis and reviewed compensation levels at companies of similar type and size for comparison purposes in connection with the recruitment and retention of our executive officers.

During fiscal 2015, the Compensation Committee, in consultation with, and on the advice of, its independent compensation consultant, selected a peer group (the “Peer Group”) to be used as a factor to consider in making decisions regarding the Company’s executive compensation. During fiscal 2016, two companies selected for that peer group were acquired, and, based on the recommendation of its compensation consultant, the Committee replaced these two companies with two new companies. The Peer Group currently consists of the following companies:

Armstrong World Industries, Inc.	A. O. Smith Corporation	A. Schulman, Inc.
NCI Building Systems, Inc.	Energizer Holdings, Inc.	Berry Plastics Group, Inc.
West Pharmaceutical Services, Inc.	Spectrum Brands Holdings, Inc.	Myers Industries, Inc.
Advanced Drainage Systems, Inc.	AAR Corp.	PolyOne Corporation
Masonite International Corporation	Ciena Corporation	Universal Forest Products, Inc.*
Ply Gem Holdings, Inc.	Finisar Corporation	Heico Corporation*

*	These two companies were added to replace Nortek, Inc. and Polycom, Inc., both of which were acquired during fiscal 2016

Due to the absence of other diversified manufacturing public companies of comparable size, the Committee selected this Peer Group of public companies in the building products, consumer products, communications equipment and plastics industries, in order to best reflect the diversity of the Company’s businesses. Additionally, the Compensation Committee, with the assistance of its independent compensation consultant, periodically reviews the Peer Group to determine whether it continues to appropriately reflect the mix of the Company’s businesses. While the Committee recognizes the benefit of using this type of comparative information in determining compensation at the corporate level, the Committee also recognizes the inherent limitations of using comparative compensation information from the Peer Group companies, in that such information does not reflect the significant additional responsibilities and skillset required of the senior management team of a diversified manufacturing company (for example, with respect to focusing on growth and diversification and the appropriate deployment of and return on capital in our existing businesses, as well as the Company’s financing structure). The Committee therefore utilizes executive compensation within the Peer Group as one factor in setting the Company’s executive compensation levels, but retains the flexibility to make decisions regarding executive compensation that are in the best interests of the Company and serve the intended purpose of motivating, rewarding and retaining the executive management team.

Although it does not set their compensation, the Compensation Committee reviews the level of compensation of the executives of our subsidiaries below the president level in order to consider how the compensation levels of those executives relate to the compensation that we pay to our subsidiary presidents. In addition, in assessing compensation levels, the Compensation Committee has been generally cognizant of the high cost of living, especially housing expense, in the New York-New Jersey-Connecticut metropolitan area and the resulting challenges presented in attracting and retaining executive talent.

In 2012, the Compensation Committee retained Gallagher, an independent outside executive compensation consulting firm. The Compensation Committee is engaged in a continuous evaluation of Griffon’s compensation practices for its senior management personnel. With respect to fiscal 2016 compensation, the Committee selected performance criteria, target levels and payment amounts to be used under the performance bonus plan for fiscal 2016 (short term component), as well as for the long term transitional period April 1, 2015 through September 30, 2016. The Committee evaluated cash bonuses to be paid following the end of fiscal 2016 to Messrs. Kramer and Mehmel under the performance bonus plan to determine their reasonableness in light of (i) the applicable performance measures and bonus opportunities established by the Committee and (ii) the operational and financial results of the Company for the applicable performance periods. The Committee also determined the performance criteria, target levels and payment amounts to be used for the three year period fiscal 2016 through fiscal 2018 under the long-term cash bonus program. The Committee also determined the structure of restricted share grants to our CEO and COO (including the type of performance measure to be used, the target levels of performance and the number of shares to be granted). In making each of these decisions, the Committee consulted with and considered advice provided by Gallagher.

Elements of Executive Compensation

As noted above, our executive compensation program includes four components—base salary; cash incentive bonuses; equity-based compensation; and retirement, health and welfare benefits and other perquisites. As shown in the pie charts below, 86.9% of our CEO’s 2016 compensation was performance-based, and 61.2% of our other NEOs’ 2016 compensation, was performance-based.

Base Salary. We pay a base salary that the Compensation Committee determines is competitive with respect to the scope, responsibilities and skills required of the particular position in order to attract and retain qualified individuals. As discussed above, the Compensation Committee assesses compensation from other companies, including from the Peer Group, from time to time by analyzing the compensation paid in the marketplace. Annual merit increases are considered after annual review, on a subjective basis. Mr. Kramer’s base salary was increased to $990,800, effective December 1, 2015, representing a 3% increase, the same percentage cost of living increase that was awarded generally to corporate employees. Mr. Kramer’s base salary was increased to $1,020,500, effective December 1, 2016, representing a 3% cost of living increase.

Mr. Mehmel’s base salary was increased to $783,800 effective December 1, 2015, representing a 3% increase, and to $857,300 effective December 1, 2016, a 9.4% increase; Mr. Harris’ base salary was increased to $350,200 effective December 1, 2015, representing a 3% increase, and to $385,000 effective December 1, 2016, a 9.9% increase; and Mr. Kaplan’s base salary was increased to $360,300 effective December 1, 2015, representing a 3% increase, and to $375,000 effective December 1, 2016, a 4.1% increase. For each annual salary increase, 3% represented a cost of living adjustment, and the amount in excess of 3% represented a merit adjustment.

Cash Incentive Bonuses. Annual and long-term cash incentive bonuses are designed to provide a variable financial opportunity to our executive officers on an annual and long-term basis based upon Company and individual performance. For our CEO and COO, all cash incentive bonuses are 100% performance-based.

Annual and Long-Term Cash Incentive Bonuses. In November 2015, our Board of Directors adopted the 2016 Performance Bonus Plan, which was approved by stockholders at our annual meeting of stockholders held on January 29, 2016. This plan replaced our prior 2011 Performance Bonus Plan (together with the 2016 Performance Bonus Plan, the “Performance Bonus Plans”). Bonus awards under the Performance Bonus Plans are intended to qualify as “performance-based compensation” under Internal Revenue Code Section 162(m). Accordingly, the Performance Bonus Plans are intended to maximize the deductibility of compensation paid to our senior executives who are subject to potential deduction limitations under Section 162(m). The Performance Bonus Plans are administered by the Compensation Committee, which selects the participants and establishes the performance periods and the specific objective performance goals to be achieved during those periods. The Compensation Committee believes that the Performance Bonus Plans support our Company’s pay-for-performance philosophy by making the payment of annual and long-term cash bonuses to our most senior executive officers contingent upon the achievement of pre-established and objective performance goals.

The Compensation Committee, in consultation with, and on the advice of, its independent compensation consultant, Gallagher, determined that, beginning with bonuses paid in respect of fiscal year 2016, it will base approximately 60% of Messrs. Kramer’s and Mehmel’s aggregate target cash incentive compensation opportunity on the achievement of long-term performance goals. The applicable performance periods are three years, except for two shorter periods of six fiscal quarters and ten fiscal quarters, respectively, that were adopted in June 2015 on a transitional basis. The new long-term bonus component was utilized starting with cash bonuses paid in respect of fiscal 2016 and is intended to create an additional disincentive to excessive risk taking and to better align management’s interests with the longer term interests of our shareholders by motivating management to create and maintain long-term, and not just near-term, shareholder value. In June 2015, the Compensation Committee, in accordance with and pursuant to the 2011 Performance Bonus Plan, established objective, calculable and prospective goals for the long-term cash incentive bonus opportunities for the two transition performance periods April 1, 2015 – September 30,

2016 and April 1, 2015 – September 30, 2017, and granted Messrs. Kramer and Mehmel awards for such periods.

The Compensation Committee retains the power to reduce (but not increase) any annual or long-term cash bonuses actually paid to the executives to ensure that any such bonus payments are, in the judgment of the Compensation Committee, reasonable and reflect the appropriate amount of compensation payable in light of the performance of the Company and the overall compensation paid.

Long-Term Cash Incentive Awards Granted in Fiscal 2016. In early fiscal 2016, each of Messrs. Kramer and Mehmel was granted a long-term cash incentive bonus opportunity under the 2016 Performance Bonus Plan based on the Company’s aggregate “Core EPS” for the performance period consisting of fiscal years 2016 to 2018. “Core EPS” means the fully diluted earnings per share of the Company for the performance period prepared in accordance with GAAP, adjusted for the impact of certain items such as changes in accounting principles, costs and expenses incurred in connection with financings, corporate restructuring charges, corporate acquisition expenses, dispositions, discrete tax items and any other similar non-recurring items, to the extent a substantial portion of the economic impact of any such item is realized over a period that extends beyond the performance period and is unrelated to operations. The Compensation Committee determined that Core EPS should be utilized as the long-term performance objective because it reflects the Company’s results from core ongoing operations and creates an appropriate incentive for our most senior executives to achieve a significant level of, and grow, earnings per share, which is likely to result in increased shareholder return. The following tables set forth the amount of the bonuses that Messrs. Kramer and Mehmel are eligible to receive under these awards based on the Company’s Core EPS for such three-year performance period. No bonus will be paid if the Company’s Core EPS for such performance period is below the specified minimum, and bonuses for Core EPS between the amounts set forth below will be determined using linear interpolation.

Long-Term Cash Incentive Bonus Opportunities for the period fiscal 2016 to fiscal 2018:

	Aggregate Core EPS for Period	Ronald J. Kramer	Robert F. Mehmel
Threshold	$2.17	$1,200,000	$300,000
Target	$2.71	$2,400,000	$600,000
Maximum	$3.26	$3,600,000	$900,000

The amounts that Messrs. Kramer and Mehmel are eligible to receive at each of the threshold, target and maximum levels are exactly the same as the respective amounts for the prior long-term incentive opportunity cycles (the transitional periods April 1, 2015 to September 30, 2016 and April 1, 2015 to September 30, 2017).

The Company has seen consistent growth in Core EPS in recent years, from $0.29 per share in 2013, to $0.51 per share in 2014, to $0.73 per share in 2015. The target Core EPS level of $2.71 set forth above requires that the Company attain an average Core EPS in excess of $0.90 per share over the three year period fiscal 2016 to fiscal 2018. This would require that the trend of consistent EPS growth continue over the next few years. Based upon historical correlation between EPS and stock price, when EPS grows consistently over time, shareholder value increases as well.

Long-Term Cash Incentive Awards Payable following Fiscal 2016. As noted above, in June 2015 the Committee granted long-term cash incentive bonus opportunities to Messrs. Kramer and Mehmel for the six quarter transitional period April 1, 2015 to September 30, 2016. The Committee selected aggregate “Core EPS” for this performance period, for the same reasons as described above with respect to the long-

term cash incentive bonus opportunities granted for the performance period fiscal 2016 to fiscal 2018. The following tables set forth the amount of the bonuses that Messrs. Kramer and Mehmel were eligible to receive under these awards based on the Company’s Core EPS for the performance period. No bonus would be paid if the Company’s Core EPS for the performance period was below the specified minimum, and bonuses for Core EPS between the amounts set forth below would be determined using linear interpolation.

Long-Term Cash Incentive Bonus Opportunities for the six quarter transitional period from April 1, 2015 to September 30, 2016:

	Aggregate Core EPS for Period	Ronald J. Kramer	Robert F. Mehmel
Threshold	$0.97	$1,200,000	$300,000
Target	$1.22	$2,400,000	$600,000
Maximum	$1.46	$3,600,000	$900,000

The target Core EPS level of $1.22 represented an approximate compound annual growth rate of 30% over the performance period (using fiscal 2014 as the base year), which based upon historical correlation between EPS and stock price should result in a substantial increase in shareholder value.

After the conclusion of fiscal 2016 and the preparation of the Company’s audited financial statements, the Compensation Committee held meetings in which the Committee reviewed the extent to which the Core EPS performance targets established under the long-term cash incentive bonus opportunities for the period April 1, 2015 to September 30, 2016 were attained. Based on a cumulative Core EPS of $1.30, the Committee determined that Messrs. Kramer and Mehmel were eligible for, and would be awarded, long-term cash incentive bonuses in the amounts of $2,800,000 and $700,000, respectively. In making the determination not to apply negative discretion and to award the amounts set forth above as earned, the Committee recognized that the strong leadership and operational oversight of Messrs. Kramer and Mehmel led to solid financial and operating results during the performance period. The Committee considered that in fiscal 2016, the Company attained record segment adjusted EBITDA in excess of $218 million and an increase in the Company’s stock price. The Committee also took note of the Company’s successful add-on offering of $125 million of 5.25% Senior Notes, as well as the amendment to the Company’s credit agreement to increase the amount available for borrowing and extend its maturity, which occurred in March and May of 2016, respectively, and which contributed substantially to the Company’s strong liquidity and solid balance sheet.

2016 Annual Cash Incentive Bonuses. In accordance with and pursuant to the 2016 Performance Bonus Plan, the Compensation Committee established objective, calculable and prospective goals for annual bonuses under that plan for fiscal 2016, as described in further detail below. These goals were established by the Compensation Committee to be consistent with our operational, strategic and capital objectives for fiscal 2016 approved by the Board of Directors at the beginning of the fiscal year. In establishing goals, the Compensation Committee seeks to create incentives for the attainment of the capital, strategic and operational objectives set by the Board. Consistent with these objectives, the Committee determined that annual objectives should be established in two different areas—achieving strong operating results, as measured by EBITDA, and continuing to strengthen Griffon’s balance sheet, as measured by working capital level. For fiscal 2016, while the Committee continued to believe it important to use working capital as a performance measure to create an appropriate incentive to maintain liquidity and financial strength, the Committee desired to continue to put a stronger emphasis on operating results and to weigh EBITDA performance more heavily (accounting for approximately 75% of the annual cash bonus opportunities for Messrs. Kramer and Mehmel), and assigned an approximate 25% weighting to working capital.

Bonus eligibility amounts for Messrs. Kramer and Mehmel were established based on various levels of achievement of EBITDA for fiscal 2016 and working capital as of September 30, 2016. As noted above, the Company’s cash incentive bonus program was restructured beginning with fiscal 2016 to include both a short term and long term component. Consistent with the related commitment of the Company to reduce the payment opportunities under the short term incentive cash program, the range of eligible payments under the short term incentive cash program for 2016 ($1,050,000 at threshold to $3,000,000 at maximum, for Mr. Kramer) was substantially reduced from the range of eligible payments for 2015 (from $3,000,000 at minimum to $7,500,000 at maximum, for Mr. Kramer). The bonus eligibility amounts for fiscal 2016 were established as follows:

	EBITDA level	Ronald J. Kramer	Robert F. Mehmel
Threshold	$151,000,000	$700,000	$175,000
Target	$177,700,000	$1,400,000	$350,000
Maximum	$197,000,000	$2,250,000	$562,500

	Working Capital level
Threshold	$421,590,000	$350,000	$87,500
Target	$443,779,000	$437,500	$109,375
Maximum	$459,311,000	$750,000	$187,500

In establishing the working capital targets set forth above, the Committee took into account the return of approximately $90 million to shareholders during fiscal 2015 through share repurchases and dividends, all of which operated to reduce working capital.

The range of EBITDA levels at which a bonus amount would be paid to the CEO and COO increased from $140 million (threshold) to $182 million (maximum) for 2015 to a range of $151 million (minimum) to $197 million (maximum) for 2016, representing an approximate 8% increase in the minimum and maximum levels. Because the Company sets robust targets to attain growth, the Committee believes a range is appropriate so that opportunities are meaningful given varying economic and operational conditions.

Against this background, the Committee establishes EBITDA targets after the Board has reviewed the Griffon operating plan developed by management for the coming fiscal year. That operating plan incorporates the plans and budgets of each of the Company’s operating subsidiaries as well as corporate expense, and requires that certain levels of organic growth be achieved for the payment of target bonuses at the subsidiary levels. In establishing EBITDA targets, the Compensation Committee considered similar factors to those considered when EBITDA target levels were set for fiscal 2012 through 2015, such as

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the challenging U.S. and global economic environment, including in particular the slower than expected recovery of the U.S. housing market, which has a direct impact on the Company’s building products business.

•	how the current economic environment is likely to impact consumer spending, and the likely resultant impact on Ames, the Company’s lawn and garden tool business.

•	the uncertain defense budgetary environment, and the possible impact of reduced military spending by the U.S. government on Telephonics, the Company’s defense electronics business.

•	that the setting of appropriate EBITDA targets would create an incentive to control general and administrative expenses.

In establishing working capital targets, the Compensation Committee considered the capital requirements of the Company necessary for the Company to maintain a strong balance sheet and desirable levels of liquidity for fiscal 2016. The Committee also considered anticipated cash expenditures for fiscal 2016. The Committee believes that working capital is an appropriate measure of financial strength and stability as it prevents excessive reliance on short-term borrowings, thereby reducing the Company’s exposure to uncertainties of the capital markets. Importantly, the Compensation Committee also recognized the inherent tension between maintaining a strong working capital position and the mandates of the Company’s Board of Directors to increase earnings growth through acquisitions of synergistic or complementary businesses and to return cash to shareholders through share repurchases and dividends. The Committee also recognized that in view of the Board’s role in establishing the level of share repurchases and in approving acquisitions, decisions with respect to these activities and the consequences of those decisions are not ultimately within the control of management. To address this balance, and to eliminate any disincentive for management to pursue strategic acquisitions as well as to avoid penalizing management for implementing the Board authorized share repurchase program, the Compensation Committee determined that the appropriate barometer should be an adjusted working capital measure that is not reduced by amounts expended in connection with share repurchases, and that is reduced by 50% (as opposed to 100%) of acquisition expenses (the “adjusted working capital”).

After the conclusion of fiscal 2016 and the preparation of the Company’s audited financial statements, the Compensation Committee held meetings in which the Committee reviewed the extent to which targets established for annual bonus opportunities for fiscal 2016 were attained and considered the extent to which annual bonuses would be paid. The Committee determined that Messrs. Kramer and Mehmel were eligible for, and would be awarded, bonus amounts as follows, based on an EBITDA level of $180.4 million and a working capital level of $469.1 million (as previously approved by the Committee, interpolation was used to arrive at the eligible amounts):

Executive	Amount based on EBITDA	Amount based on Working Capital	Total Bonus Awarded
Ronald J. Kramer	$1,541,872	$750,000	$2,291,872
Robert F. Mehmel	$385,468	$187,500	$572,968

In making the determination not to apply negative discretion and to therefore award each of Messrs. Kramer and Mehmel the bonus amount to which he is entitled based on the calculations as described above, the Compensation Committee considered factors similar to those that it considered in determining the amounts to be awarded to Messrs. Kramer and Mehmel with respect to the long term cash bonus incentive opportunity for the period April 1, 2016 through September 30, 2016, as described above.

The 2016 bonuses for Messrs. Harris and Kaplan were discretionary and based primarily upon a subjective analysis by the Compensation Committee of the individual performance of each of Messrs. Harris and Kaplan. The Committee recognized the substantial contributions made by Mr. Harris in overseeing the Company’s finance, accounting, treasury and tax functions during 2016, and took note of the substantial contributions made by Mr. Kaplan relating to the Company’s legal function during fiscal 2016 including the oversight and continued progress of certain important litigation matters. The Committee determined that Mr. Harris be awarded a bonus of $325,000, and that Mr. Kaplan be awarded a bonus of $315,000, in respect of fiscal 2016.

Aggregate Cash Bonuses Paid to CEO and COO. Based on the above, the aggregate cash bonus amounts paid to Messrs. Kramer and Mehmel following the end of fiscal 2016 are as set forth below.

These amounts appear in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation” for the year 2016 for Messrs. Kramer and Mehmel.

Executive	Amount based on long term incentive bonus opportunity (performance period— April 1, 2015 to September 30, 2016)	Amount based on short term incentive bonus opportunity (performance period—fiscal 2016)	Total Bonus Awarded
Ronald J. Kramer	$2,800,000	$2,291,872	$5,091,872
Robert F. Mehmel	$700,000	$572,968	$1,272,968

Equity-based Compensation. Equity-based compensation is designed to provide incentives to our executive officers to build stockholder value over the long-term by aligning their interests with the interest of stockholders. Since 2006, we have granted equity-based awards in the form of restricted stock, as the Compensation Committee determined this was an effective vehicle for the motivation and retention of our executive officers.

Since the fall of 2011, all restricted share awards granted to our named executive officers have been 100% performance-based. This further implements the Committee’s philosophy of aligning executive compensation with the financial performance of the Company, and motivating executives, by providing a substantial portion of our executives’ compensation in the form of performance-based compensation. We believe the Company is included in a small minority of public companies that has granted exclusively performance-based equity awards to its named executive officers in recent years.

The Committee believes that equity-based compensation provides an incentive that focuses the executive’s attention on managing our Company from the perspective of an owner with an equity stake in the business. In determining the amount of equity-based compensation to be awarded to our named executive officers, the Compensation Committee takes into consideration, among other things, the level of the officer’s responsibility, performance of the officer, other compensation elements and the amount of previous equity grants awarded to the individual. In addition, with respect to recruiting an executive officer to join our Company, the amount of equity consideration may be negotiated to reflect the amount necessary to hire the desired person. The largest grants are generally awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential to have an impact on our profitability, growth and financial position.

Pursuant to our 2016 Equity Incentive Plan (the “Incentive Plan”), which was approved by shareholders at our 2016 annual meeting of shareholders, as of September 30, 2016 there were 1,922,661 shares of our common stock reserved for issuance. The Compensation Committee believes that the Incentive Plan allows our Company to attract and retain executive management by providing them with appropriate equity-based incentives and rewards for superior performance.

On January 29, 2016, Messrs. Kramer and Mehmel received restricted stock grants which vest on January 29, 2020 if the Company’s stock price achieves certain levels by that time. Mr. Kramer received a grant with a target amount of 400,000 shares, and Mr. Mehmel received a grant with a target amount of 150,000 shares. The terms of the grant are as follows:

•	In order for the grants to vest at the target level, the Company’s stock price must reach $25.00 for thirty consecutive trading days prior to January 29, 2020

•	If the Company’s stock price reaches $22.00 for thirty consecutive trading days prior to January 29, 2020, then one-half of the target number of shares will vest

•	If the $22.00 stock price level is not attained for thirty consecutive trading days, the entire stock grant is forfeited

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If the highest thirty consecutive trading day price is between $22.00 and $25.00, then linear interpolation will be used to determine the amount of shares that will vest (to be between one-half of the target number, and the target number)

•

Assuming the $22.00 stock price level is attained, once the number of shares is determined based on the highest thirty consecutive trading day price, the number of shares to vest is then subject to a “TSR” (total shareholder return) modifier, as follows:

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If, during the period from January 29, 2016 to January 29, 2020 (the “performance period”), the Company’s TSR is in the top 25% of the TSR of all companies in the Russell 2000 Index, the number of shares to vest will be increased by 10%

—	If, during the performance period, the Company’s TSR is in the bottom 25% of the TSR for all companies in the Russell 2000 Index, the number of shares to vest will be decreased by 20%

—

If the Company’s percentile performance within the Russell 2000 Index during the performance period is between the 25th and 50th percentile, or between the 50th and 75th percentile, linear interpolation will be used to determine the percentage decrease or increase in the number of shares to vest (there will be no adjustment if the Company’s performance is in the 50th percentile)

In selecting stock price as the performance metric for the equity grants to Messrs. Kramer and Mehmel, the Committee considered that stock price has the most direct and measurable correlation with shareholder value, and also considered the benefit of adding it to the mix of performance metrics used as a basis for the payment of incentive compensation to Messrs. Kramer and Mehmel. In adopting the TSR modifier, the Committee took note that this would mitigate the extent to which stock price is impacted purely by market conditions as opposed to changes in the Company’s stock price resulting from the Company’s performance. Finally, in setting the stock price levels required for the threshold and target number of shares to vest, the Committee considered that a substantial percentage increase in the Company’s stock price would be required from the grant date to reach these levels. The closing price on the date of grant was $15.18, and therefore an increase of approximately 65% would be required to reach the $25.00 stock price required for the target number of shares to vest, and an increase of approximately 45% would be required to reach the $22.00 stock price required for the minimum number of shares to vest. The $25.00 and $22.00 stock prices also represent a 63% and 86% increase, respectively, from the volume weighted average price (“VWAP”) of Griffon common stock over the three year period January 1, 2013 through December 31, 2015 ($13.46), and an 82% and 107% percent increase, respectively, from the VWAP of Griffon common stock over the five year period January 1, 2011 through December 31, 2015 ($12.08).

In order to mitigate any incentive for excessive risk taking, the Compensation Committee restricted the recipients from selling the shares for two years after they vest. These awards are subject to earlier vesting at the target level in the event of death or disability, or in the event of a termination without cause (or by the executive for good reason) in connection with a change in control of the Company. In the event of a termination without cause (or by the executive for good reason) other than in connection with a change of control, the award is subject to early vesting on a pro rata basis (but only to the extent the stock price performance condition has been met by the date of termination).

On November 11, 2015, Mr. Kaplan and Mr. Harris were granted 31,866 and 26,072 shares of restricted stock, respectively. Subject to the executive’s continued employment, all shares subject to the award will vest on November 30, 2018 if Company consolidated EBITDA is equal to or greater than

$190 million in at least one of fiscal 2016, 2017 or 2018. If the EBITDA performance condition is not attained, the restricted shares will be forfeited. These restricted shares are subject to earlier vesting if, within two years after a Change in Control, the executive is terminated without Cause or leaves for Good Reason. In addition, on November 15, 2016, Mr. Kaplan and Mr. Harris were each granted 27,295 shares of restricted stock that will vest, subject to the executive’s continued employment, on November 30, 2019 if, and only if, Company consolidated EBITDA is equal to or greater than $195 million in at least one of fiscal 2017, 2018 or 2019.

The Compensation Committee determined to grant the awards described above to each of Messrs. Kramer, Mehmel, Harris and Kaplan (i) based on a subjective analysis of the executive’s performance, (ii) to provide enhanced retention and motivation for the executive, (iii) to reflect the Company’s philosophy that a substantial portion of the compensation of its senior executives should be performance-based, and (iv) as a measure of compensation risk to management in that it requires the executive to remain with the Company for a significant period of time before vesting in the equity award and effectively subjects the executive to the same share value risks to which our stockholders are subject during the cliff vesting period.

The Compensation Committee believes that the Company generally benefits from the retention and risk mitigation elements provided by a multi-year cliff vesting period (in addition to our performance vesting requirements and conditions), and has determined that cliff vesting, rather than pro-rata annual vesting, better aligns an executive’s compensation interests with the longer-term business strategies and tactics of the Company over the vesting period. The Committee also believes that cliff-vesting (in addition to our performance vesting requirements and conditions), reduces the motivation to engage in short-term strategies that may increase the Company’s share price in the near term but may not create the best foundation for maximizing long-term stockholder value. The long-term vesting requirement is therefore also considered a disincentive to excessive risk taking by management as any adverse consequences of such risks would be reflected in the value of the equity awards by the time those awards vest. Accordingly, all restricted share awards granted to executives since the fall of 2011 reflect a multi-year cliff vesting period that is generally at least three years (in addition to our performance vesting requirements and conditions).

Retirement, Health and Welfare Benefits and Other Perquisites. Our executive officers are entitled to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability, accidental death and dismemberment insurance and our 401(k) Retirement Plan and the ESOP. We provide vacation and paid holidays to our executive officers. We provide additional medical benefits to our named executive officers pursuant to a secondary self-insured health insurance plan that covers certain medical expenses not covered by our primary health insurance plan available to our employees generally. We also provide certain of our executive officers with a leased car or car allowance and/or additional life insurance not available to our employees generally. We provide these perquisites to Messrs. Kramer, Mehmel, Harris and Kaplan pursuant to the terms of their respective employment agreements. We also reimburse Mr. Mehmel for certain financial, investment, estate planning, tax and insurance consulting services. See the Summary Compensation Table for details regarding the value of perquisites received by our executive officers. We also provide Mr. Kramer a Company car and driver pursuant to the terms of Mr. Kramer’s employment agreement; to the extent Mr. Kramer utilizes this service for personal use, the relative value is reflected in the Summary Compensation Table.

Employee Stock Ownership Plan. The Company has maintained an Employee Stock Ownership Plan (“ESOP”) since 1983. All of our U.S. employees who work 1,000 or more hours per year (a “Year of Service”), including our NEOs, are eligible to participate in the ESOP, except those who are members of a collective bargaining unit. Annual contributions are made to the ESOP in such amounts as the Board of Directors may determine in its sole discretion. Contributions to the ESOP are invested primarily in the Company’s common stock.

The ESOP, through its trustee, currently Wells Fargo Bank, N.A. (the “Trustee”), may borrow funds for the purpose of purchasing Company common stock. The shares purchased from such borrowings are held in a suspense account as collateral for the loan. When payments of principal and interest on such a loan is made, a number of shares of such Company common stock acquired through such loan (based on the portion of principal and interest paid) are released from the suspense account and allocated to eligible participants at the end of the applicable plan year. Eligible participants are those employees who (i) are employed by the Company on the last day of the plan year and have completed a Year of Service in the plan year, or (ii) terminated employment during the plan year due to attainment of age 65, death or disability during the plan year. Generally, the number of shares allocated to a participant for a plan year is based on the ratio of the participant’s compensation for the plan year to the total compensation for the plan year of all eligible participants. Participants vest in the contributions made on their behalf over time and become 100% vested after two years of service. No contributions are required of, nor accepted from, any employee. Historically, the amount of the Company’s annual contributions to the ESOP have solely been the amount necessary to satisfy the ESOP’s obligations for such plan year with respect to the ESOP’s outstanding third party loans.

The ESOP currently has a loan agreement outstanding, the proceeds of which were used to purchase our common stock. The loan is guaranteed by Griffon and is being repaid in quarterly installments through March 2020 (with a balloon payment due at maturity). As of November 30, 2016, the ESOP had outstanding borrowings of $43.6 million, and there were 5,908,211 shares of common stock in the ESOP, of which 2,574,720 were allocated to participant accounts and 3,333,491 were unallocated and held in the suspense account.

The Trustee is considered the stockholder for the purpose of exercising all owners’ and stockholders’ rights with respect to the Company’s common stock held in the ESOP, except for voting rights. Subject to the Trustee’s fiduciary duties with respect to the ESOP, the Trustee will vote the shares held by the ESOP as follows:

•	shares that have been allocated to a participant’s ESOP account (whether vested or unvested) for which voting instructions have been received are voted in accordance with such instructions;

•

shares that have been allocated to a participant’s ESOP account for which voting instructions have not been received are voted in the same proportions as those votes cast by participants who have submitted voting instructions; and

•	shares that have not been allocated to a participant’s account are voted in the same proportions as those votes cast with respect to shares allocated to participants’ accounts.

Employment Agreements

In March 2008, we entered into an employment agreement with Ronald J. Kramer, pursuant to which he became our Chief Executive Officer effective April 1, 2008. We entered into an amendment to this agreement with Mr. Kramer on February 3, 2011. Pursuant to the terms of the employment agreement, as amended, Mr. Kramer’s term of employment continues for three years from the date on which either party gives notice that the term of employment will not be further renewed. The employment agreement provided an initial annual base salary to Mr. Kramer of $775,000, which is subject to discretionary increases. Under the employment agreement, Mr. Kramer received grants of restricted stock that have now vested, and is eligible for an annual cash bonus as determined by the Compensation Committee. Mr. Kramer is also entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under “Potential Payments Upon Termination or Change in Control.”

On December 7, 2012, we entered into an employment agreement with Robert F. Mehmel, pursuant to which he became our President and Chief Operating Officer effective December 10, 2012. Under the employment agreement, Mr. Mehmel’s initial term of employment was four years, and now automatically renews for successive one year periods unless either party provides appropriate notice of non-renewal to the other party. We provided an initial annual base salary to Mr. Mehmel of $700,000 per annum, which is subject to discretionary increases. Mr. Mehmel is eligible for an annual cash bonus as determined by the Committee, with a target bonus amount not less than 100%, and a maximum bonus amount not less than 200%, of Mr. Mehmel’s base salary. We also provided a grant of 300,000 performance-based restricted shares to Mr. Mehmel as an inducement grant necessary to recruit him. On November 12, 2013, the Committee certified the achievement of the performance criteria with respect to this grant of restricted shares; 150,000 of these shares vested on December 10, 2015, and 150,000 of these shares vested on December 10, 2016. Upon termination of his employment under certain circumstances, Mr. Mehmel is also entitled to certain severance payments, as more fully described below under “Potential Payments Upon Termination or Change in Control.”

On June 1, 2015 and July 30, 2015, we entered into an offer letter and severance agreement, respectively, with Brian G. Harris, pursuant to which he became our Senior Vice President and Chief Financial Officer effective August 1, 2015. Pursuant to these agreements, Mr. Harris’s initial term of employment was one year, and now automatically renews for successive one-year periods unless either party provides appropriate notice of non-renewal to the other party. The employment agreement provided for Mr. Harris to receive an initial annual base salary of $340,000, subject to discretionary increases. Mr. Harris is eligible for an annual cash bonus (at a minimum target of 50% of base salary). Mr. Harris is also entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under “Potential Payments Upon Termination or Change in Control.”

On April 27, 2010, we entered into an employment agreement and related severance agreement with Seth L. Kaplan, pursuant to which he became our Senior Vice President, General Counsel and Secretary effective on May 17, 2010. Pursuant to these agreements, Mr. Kaplan’s initial term of employment was four years, and now automatically renews for successive one-year periods unless either party provides appropriate notice of non-renewal to the other party. The employment agreement provided for Mr. Kaplan to receive an initial annual base salary of $312,500, subject to discretionary increases. Commencing with the 2010 fiscal year, Mr. Kaplan became eligible for an annual cash bonus (at a minimum target of 50% of base salary). Pursuant to his employment agreement, Mr. Kaplan received a restricted stock grant of 40,000 shares of common stock, which cliff vested on May 17, 2014. Mr. Kaplan is also entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under “Potential Payments Upon Termination or Change in Control.”

With respect to the agreements described above, each of Messrs. Kramer, Mehmel, Kaplan and Harris has agreed to customary non-competition and non-solicitation provision that extend for post-termination periods of twelve to eighteen months, as well as customary terms regarding the protection and confidentiality of our trade secrets, proprietary information and technologies, designs and inventions. A “change in control” is generally defined in these agreements to include, among other things, the acquisition by a person or entity of more than 30% of the voting securities of our Company, the current Board of Directors no longer constituting a majority of the Board (directors approved by the existing Board will be considered a part of the current Board), and certain merger or sale of assets transactions. Pursuant to the agreements described above, we provide certain perquisites to our named executive officers, as described above under “Retirement, Health and Welfare Benefits and Other Perquisites” and as reflected in the Summary Compensation Table.

Stock Ownership Guidelines

In November 2010, we adopted stock ownership guidelines which require that our executive officers acquire, over time, a certain number of shares of our common stock. These stock ownership guidelines were amended in 2012. Under the Company’s stock ownership guidelines, as amended:

•	the target number of shares for compliance is stated in a dollar amount

•

the executive is required, within three years of the adoption of the policy (or, for future executive officers, within three years of assuming such position with the Company), to reach the target dollar value through ownership of shares of common stock and to retain the target amount of shares until termination of service

•	the target dollar value is as follows:

Position	Target Dollar Value
CEO	5x Salary
COO	4x Salary
CFO	3x Salary
Other Executive Officers	2x Salary
Business Unit Presidents	2x Salary

•

until the target dollar value has been reached, the executive must retain all “net” shares received under any Company equity compensation program (“net” shares means all shares net of taxes and, in the case of options, exercise price)

•	testing for compliance is done quarterly

•

once the executive holds the target dollar value as of a testing date, he is deemed to be in compliance with the policy so long as he continues to hold at least the number of shares he held as of that testing date

•	the following shares count toward reaching the applicable guideline amount:

—	restricted shares granted under our equity incentive plans

—	shares held by an investment fund or other investment vehicle with which the executive is affiliated

—

shares held by a parent, child or grandchild of the executive, or by a trust or other entity established for any such family members, so long as the executive retains the power to dispose of the shares

•	if an executive fails to be in compliance within the applicable three year period, this can be considered by the Compensation Committee in determining future equity awards

Under these guidelines, each of our executive officers, and business unit presidents, either holds shares with a value greater than the applicable target dollar value, or we believe will own such amount of shares within the specified three-year period. At the end of the three-year period, any executive who does not hold shares with the requisite target value is restricted from selling any shares received under our equity plans (net of shares that may be used to pay taxes and, in the case of options, exercise price). We monitor compliance with the guidelines on a periodic basis. Our Stock Ownership Guidelines apply to directors as well, as described below in the discussion of the compensation of our directors.

Mr. Kramer, our Chief Executive Officer, holds over 2,000,000 shares of our common stock, which is well in excess of his target number of shares under our stock ownership guidelines of approximately 275,000 shares. Mr. Kramer acquired a substantial portion of his over 2,000,000 shares through investment of his personal assets.

Policy Against Pledging and Hedging Company Securities

Our Policy on Insider Trading prohibits our directors, officers, business unit Presidents and certain other key employees from (i) pledging company securities, (ii) engaging in hedging or monetization transactions that allow the person to lock in the value of his security holdings, and (iii) purchasing securities on margin or holding securities in a margin account. Because these types of activities could result in a sale of securities at a time when the director or employee has material, inside information, or could create a situation in which a director or employee owns securities without the full risks and rewards of ownership, our Board believes it prudent to prohibit our directors, officers and key employees from entering into these types of transactions. All directors and officers have indicated they are in compliance with this policy.

Clawback Policy; Potential Impact on Compensation from Executive Misconduct

Under our Incentive-Based Compensation Clawback Policy, if we are required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements under U.S. securities laws, the Company shall be entitled to recover (and shall seek to recover), from our executive officers, any excess incentive-based compensation received by our executive officers during the three year period prior to the date on which we are required to prepare the restatement. This policy applies to both equity-based and cash compensation awards. The “excess compensation” is the difference between the actual amount that was paid, and the amount that would have been paid if the financial statements were prepared properly in the first instance. As one means of enforcing the Clawback Policy, we have added a clawback provision to the form of agreement used for equity grants to our executive officers.

In addition, if the board or an appropriate committee of the board determines that an officer has engaged in fraudulent or intentional misconduct, we are authorized to take action to remedy the misconduct, prevent its recurrence, and impose appropriate discipline on the individual who engaged in the misconduct. Discipline would vary depending on the facts and circumstances, and may include termination of employment and initiating an action for breach of fiduciary duty. These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities.

Tax and Accounting Implications

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation in excess of $1,000,000 for each covered executive officer in any taxable year. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit.

Cash bonuses paid under our Performance Bonus Plan are performance-based, and therefore we believe deductible, under Section 162(m), without limitation. Compensation income attributable to the vesting of time-based restricted stock is not performance-based as defined in Section 162(m), and therefore the related compensation expense is not deductible under that section to the extent that, together with other compensation attributed to a covered executive officer in the applicable year that is not performance-based, such income exceeds $1,000,000.

Since the fall of 2011, all restricted stock grants to our named executive officers have been performance-based, and therefore we believe the compensation expense related to the vesting of the applicable restricted shares will be deductible under Section 162(m) without limitation.

Our policy with respect to qualifying compensation paid to our covered executive officers for tax deductibility purposes is that, other than certain restricted stock grants awarded to certain covered executive officers from time to time that do not qualify for exemption under Section 162(m), executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may still be paid to covered executive officers in circumstances when necessary for competitive reasons or to attract or retain a key executive, or in situations where achieving maximum tax deductibility may not be in the best overall interest of the Company, and our Compensation Committee retains the discretion to award compensation that does not qualify for deductibility under Section 162(m). With respect to calendar year 2016, the vesting on April 22, 2016 of 500,000 restricted shares granted to Mr. Kramer in February 2011 (which grant was amended in January 2012), as well as the amount reflected in the “All Other Compensation” column of the Summary Compensation Table with respect to Mr. Kramer for fiscal 2016, will not be deductible by the Company.

Additionally, as stated above, the Compensation Committee believes that each executive should be responsible for the taxes payable with respect to such individual’s compensation. Accordingly, the Compensation Committee has established a clear policy against providing tax gross-ups to executives.

EQUITY COMPENSATION PLAN INFORMATION

The following sets forth information relating to our equity compensation plans as of September 30, 2016:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	356,000	$19.91	1,922,661
Equity compensation plans not approved by security holders	—	—	—

(1)

Excludes restricted shares issued in connection with our equity compensation plans; as of September 30, 2016, 2,868,520 unvested shares of restricted stock have been awarded under our equity compensation plans and remain subject to certain forfeiture conditions. The total reflected in column (c) includes shares available for grant as any equity award under the Incentive Plan.

COMPENSATION COMMITTEE REPORT

We have reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Compensation Committee Henry A. Alpert (Chairman) Blaine V. Fogg Rear Admiral Robert G. Harrison (USN Ret.)

Summary Compensation Table

The following table sets forth all compensation for the fiscal years ended September 30, 2016, 2015 and 2014 awarded to or earned by our principal executive officer, principal financial officer and each of our other executive officers. We refer to these individuals as our “named executive officers” or “NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)
Ronald J. Kramer	2016	985,983	—	3,088,800	5,091,872	249,793	9,416,448
Chief Executive Officer	2015	958,750	—	—	5,214,591	223,730	6,397,071
	2014	943,000	—	3,999,999	3,628,000	200,417	8,771,416
Robert F. Mehmel	2016	780,000	—	1,158,300	1,272,968	77,012	3,288,280
President and Chief Operating	2015	752,700	—	1,351,000	1,303,648	81,759	3,489,107
Officer	2014	709,333	—	1,000,007	907,000	68,122	2,684,462
Brian G. Harris	2016	348,500	325,000	450,003	—	56,352	1,179,855
Senior Vice President	2015	301,033	295,000	225,000	—	21,485	842,518
and Chief Financial Officer (1)
Seth L. Kaplan	2016	358,550	315,000	550,007	—	35,894	1,259,451
Senior Vice President,	2015	348,650	295,000	550,000	—	44,771	1,238,421
General Counsel and Secretary	2014	341,996	275,000	550,004	—	40,174	1,207,174

(1)	Mr. Harris became our Senior Vice President and Chief Financial Officer effective August 1, 2015, at which time his annual salary was increased to $340,000.

(2)

Represents the aggregate grant date fair value of shares of restricted stock granted to the NEO during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the NEO. For additional information regarding the assumptions made in calculating these amounts, see Note 13, “Stockholders’ Equity and Equity Compensation,” to the consolidated financial statements, and the discussion under the heading “ACCOUNTING POLICIES AND PRONOUNCEMENTS—Stock-Based Compensation” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended September 30, 2016.

(3)

Amounts paid to Messrs. Kramer and Mehmel under our 2011 Performance Bonus Plan or 2016 Performance Bonus Plan, as applicable. For Mr. Kramer, the amount is composed of $2,800,000 paid with respect to the transitional long-term performance period April 1, 2015 through September 30, 2016, and $2,291,872 paid with respect to the short term performance period October 1, 2015 through September 30, 2016. For Mr. Mehmel, the amount is composed of $700,000 paid with respect to the transitional long-term performance period April 1, 2015 through September 30, 2016, and $572,968 paid with respect to the short term performance period October 1, 2015 through September 30, 2016. For information regarding determination of these amounts, see “Compensation Discussion and Analysis—Elements of Executive Compensation—2016 Annual Cash Incentive Bonuses” and “Compensation Discussion and Analysis—Elements of Executive Compensation—2016 Long-Term Cash Incentive Bonuses.”

(4)

All Other Compensation in fiscal 2016 includes (a) $46,756, $6,911, $4,624, and $1,126 paid by us for life insurance policies on Messrs. Kramer, Mehmel, Harris and Kaplan, respectively; (b) our contributions under a 401(k) Retirement Plan of $10,600, $10,600, $9,000, and $9,000 for each of Messrs. Kramer, Mehmel, Harris and Kaplan, respectively; (c) expenses related to automobile use in the amounts of $121,620, $27,787, $25,673, and $17,239 for each of Messrs. Kramer, Mehmel, Harris and Kaplan, respectively, which for Mr. Kramer includes an amount allocated to reflect the personal use by Mr. Kramer of a driver provided by the Company; (d) $66,484, $12,535, $12,766 and $4,264 paid by us for supplemental medical benefits for each of Messrs. Kramer, Mehmel, Harris and Kaplan, respectively; (e) Company contributions in the amounts of $4,333, $4,179, $4,289 and $4,265 allocated under our ESOP on behalf of Messrs. Kramer, Mehmel, Harris and Kaplan, respectively; and (f) $15,000 paid by us to reimburse Mr. Mehmel for certain financial, investment, estate planning, tax and insurance consulting fees.

Grants of Plan-Based Awards-Fiscal 2016

Name	Grant Date	Date of Action of Compen- sation Committee, if different from Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Thres- hold ($)	Target ($)	Maxi- mum ($)		Thres- hold (#)	Target (#)		Maxi- mum (#)
Ronald J. Kramer	—		1,050,000	1,837,500	3,000,000	(2)	—	—		—		—	—	—	—
Chief Executive Officer			1,200,000	2,400,000	3,600,000	(3)	—	—		—		—	—	—	—
	1/29/16	1/28/16					160,000	400,000		440,000	(4)				3,088,800	(4)
Robert F. Mehmel	—		262,500	459,375	750,000	(2)	—	—		—		—	—	—	—
President and Chief			300,000	600,000	900,000	(3)
Operating Officer
	1/29/16	1/28/16	—	—	—		60,000	150,000		165,000	(4)	—	—	—	1,158,300	(4)
Brian G. Harris	11/11/15		—	—	—		—	26,072	(5)	—		—	—	—	450,003	(5)
Senior Vice
President and Chief
Financial Officer
Seth L. Kaplan	11/11/15		—	—	—		—	31,866	(5)	—		—	—	—	550,007	(5)
Senior Vice
President, General
Counsel and
Secretary

(1)	Dividends paid on shares underlying a restricted stock award during the period such award is outstanding and unvested are paid when and to the extent that such restricted stock award vests.

(2)	Represents annual cash bonus award opportunities under the 2016 Performance Bonus Plan (based on certain EBITDA and working capital performance levels) for the fiscal year ended September 30, 2016.

(3)

Represents long-term cash bonus award opportunities under the 2016 Performance Bonus Plan (based on the Company’s aggregate “Core EPS”) for the period commencing October 1, 2015 and ending September 30, 2018. These bonus eligibility amounts were established by the Committee under the 2016 Performance Bonus Plan. For purposes of the award, “Core EPS” means the fully diluted earnings per share of the Company for the performance period prepared in accordance with GAAP, adjusted for the impact of certain items such as changes in accounting principles, costs and expenses incurred in connection with financings, corporate restructuring charges, corporate acquisition expenses, dispositions, discrete tax items and any other similar non-recurring items, to the extent a substantial portion of the economic impact of any such item is realized over a period that extends beyond the performance period and is unrelated to operations.

(4)

On January 29, 2016 Messrs. Kramer and Mehmel were granted awards with a target amount of 400,000 and 150,000 shares, respectively, of performance-based restricted stock that will vest, subject to the executive’s continued employment, as to 100% of the target amount of shares on January 29, 2020 if the Company achieves a closing stock price of $25.00 for a period of 30 consecutive trading days during the period commencing January 28, 2016 and ending January 29, 2020 (the “performance period”), and as to 50% of the target amount of shares if the Company achieves a closing stock price of $22.00 for a period of 30 consecutive trading days during the performance period. Interpolation will be used to determine the number of shares to vest in the event the highest 30 consecutive trading day price is between $22.00 and $25.000. In addition, the number of shares is subject to up to a ten percent increase, and up to a twenty percent decrease, based on the performance of the Company’s stock price compared to that of the Russell 2000 during the performance period. This award is subject to earlier vesting in the event of death, disability or a termination by the Company without cause (or by the executive for good reason) within 24 months after a change in control of the Company; and in the event of a termination without cause (or by the executive for good reason) other than within 24 months after a change of control, the award is subject to early vesting on a pro rata basis (but only to the extent the stock price performance condition has been met to the date of termination).

(5)

On November 11, 2015, Mr. Harris and Mr. Kaplan received awards of 26,072 and 31,866 shares, respectively, of performance-based restricted stock that vest in full, subject to the executive’s continued employment, on November 30, 2018 if, and only if, Company consolidated EBITDA is equal to or greater than $190 million in at least one of fiscal 2016, 2017 or 2018. If the EBITDA performance condition is not attained, the restricted shares will be forfeited. These restricted shares are subject to earlier vesting if, within two years after a change in control (i) the executive is terminated without cause or due to death or disability, or (ii) the executive leaves for good reason.

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table sets forth information with respect to the outstanding equity awards of the named executive officers as of September 30, 2016.

Name	Options Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Ronald J. Kramer.	350,000	—	—	20.00	9/30/2018	200,000	(1)	3,402,000	(1)	160,000	(2)	2,721,600	(2)
Chief Executive						294,334	(3)	5,006,621	(3)	—		—
Officer
Robert F. Mehmel	—	—	—	—	—	150,000	(4)	2,551,500	(4)	100,000	(5)	1,701,000	(5)
President and Chief						73,584	(3)	1,251,664	(3)	60,000	(2)	1,020,600	(2)
Operating Officer
Brian G. Harris.	—	—	—	—	—	18,160	(6)	308,902	(6)	26,072	(7)	443,485	(7)
Senior Vice						18,000	(8)	306,180	(8)	—		—
President and Chief
Financial Officer
Seth L. Kaplan	—	—	—	—	—	44,391	(6)	755,091	(6)	31,866	(7)	542,041	(7)
Senior Vice						44,000	(8)	748,440	(8)	—		—
President, General
Counsel and
Secretary

(1)

On January 29, 2013, Mr. Kramer received an award of 200,000 shares of performance-based restricted stock; this award was amended on December 12, 2013, to add a second performance metric required to be attained in order for the shares to vest. On November 15, 2016, the Committee certified the achievement of the performance metrics with respect to this award; the award vested on November 30, 2016.

(2)

On January 29, 2016 Messrs. Kramer and Mehmel were granted awards with a target amount of 400,000 and 150,000 shares, respectively, of performance-based restricted stock that will vest, subject to the executive’s continued employment, as to 100% of the target amount of shares on January 29, 2020 if the Company achieves a closing stock price of $25.00 for a period of 30 consecutive trading days during the period commencing January 28, 2016 and ending January 29, 2020 (the “performance period”), and as to 50% of the target amount of shares if the Company achieves a closing stock price of $22.00 for a period of 30 consecutive trading days during the performance period. Interpolation will be used to determine the number of shares to vest in the event the highest 30 consecutive trading day price is between $22.00 and $25.000. In addition, the number of shares is subject to up to a ten percent increase, and up to a twenty percent decrease, based on the performance of the Company’s stock price compared to that of the Russell 2000 during the performance period. Therefore, the minimum number of shares that could vest under these grants to Messrs. Kramer and Mehmel are 160,000 and 60,000, respectively.

(3)

On January 30, 2014 Messrs. Kramer and Mehmel received awards of 294,334 shares and 73,584 shares, respectively, of performance-based restricted stock. On November 15, 2016, the Committee certified the achievement of the performance criteria with respect to these awards; these awards vested on November 30, 2016.

(4)

On December 10, 2012, Mr. Mehmel was granted an award of 300,000 shares of performance-based restricted stock. On November 12, 2013, the Committee certified the achievement of the performance criteria with respect to this award. This award vested as to one-half of the underlying shares on December 10, 2015 and as to one-half of the underlying shares on December 10, 2016.

(5)

On January 28, 2015 Mr. Mehmel was granted 100,000 shares of performance-based restricted stock that will vest, subject to Mr. Mehmel’s continued employment, as to 100% of the underlying shares on November 30, 2017 if the Company achieves aggregate Core EPS of $2.32 for the period commencing January 1, 2015 and ending September 30, 2017 (the “performance period”), and as to 50% of the underlying shares if the Company achieves aggregate Core EPS of $2.00 for the performance period. If the Core EPS target of $2.00 is not achieved, these shares will be forfeited. “Core EPS” means the fully diluted earnings per share of the Company for the performance period prepared in accordance with GAAP, adjusted for the impact of certain items such as changes in accounting principles, costs and expenses incurred in connection with financings, corporate restructuring charges, corporate acquisition expenses, dispositions, discrete tax items and any other similar non-recurring items, to the extent a substantial portion of the economic impact of any such item is realized over a period that extends beyond the performance period and is unrelated to operations.

(6)

On November 12, 2013, Messrs. Harris and Kaplan received awards of 18,160 shares and 44,391 shares, respectively, of performance-based restricted stock. On November 11, 2015, the Committee certified the achievement of the performance criteria with respect to these awards; these restricted shares vested on November 12, 2016.

(7)

On November 11, 2015, Messrs. Harris and Kaplan received awards of 26,072 shares and 31,866 shares, respectively, of performance-based restricted stock that vest, subject to the executive’s continued employment, on November 11, 2018 if, and only if, Company consolidated EBITDA is equal to or greater than $190 million in at least one of fiscal 2016, 2017 or 2018. If the performance target is not achieved, the restricted shares will be forfeited.

(8)

On November 11, 2014, Messrs. Harris and Kaplan received awards of 18,000 share and 44,000 shares, respectively, of performance-based restricted stock. On November 15, 2016, the Committee certified the achievement of the performance criteria with respect to these awards of restricted shares; these restricted shares will vest, subject to the executive’s continuing employment, on November 11, 2017.

(9)	The value reflected is based upon the closing price of the common stock of $17.01 on September 30, 2016.

Option Exercises and Stock Vested in Fiscal 2016

The following table sets forth information with respect to the number of options and shares of restricted stock granted to the named executive officers in previous years that were exercised or vested during the fiscal year ended September 30, 2016, as well as the value of the stock on the exercise or vesting date.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ronald J. Kramer	—	—	500,000	8,655,000	(2)
Chief Executive Officer
Robert F. Mehmel	—	—	150,000	2,679,000	(3)
President and Chief
Operating Officer
Brian G. Harris	—	—	32,500	618,800	(4)
Senior Vice President and
Chief Financial Officer
Seth L. Kaplan	—	—	95,000	1,808,800	(5)
Senior Vice President, General
Counsel and Secretary

(1)	Value is based on the closing price of Griffon common stock on the date of vesting.

(2)	Represents the value of 500,000 shares of restricted stock granted on February 11, 2011 (amended on January 10, 2012), which shares vested on April 22, 2016.

(3)	Represents the value of 150,000 shares of restricted stock granted on December 10, 2012, which shares vested on December 10, 2015.

(4)

Represents the value of (a) 20,000 shares of restricted stock granted on December 6, 2011 (amended on November 12, 2013), which shares vested on December 6, 2015, and (b) 12,500 shares of restricted stock granted on December 6, 2012 (amended on November 12, 2013), which shares vested on December 6, 2015.

(5)

Represents the value of (a) 50,000 shares of restricted stock granted on December 6, 2011 (amended on November 12, 2013), which shares vested on December 6, 2015, and (b) 45,000 shares of restricted stock granted on December 6, 2012 (amended on November 12, 2013), which shares vested on December 6, 2015.

Potential Payments Upon Termination or Change in Control

As described above under the section entitled “COMPENSATION DISCUSSION AND ANALYSIS—Employment Agreements,” we have entered into employment agreements with Ronald J. Kramer, our Chief Executive Officer, and Robert F. Mehmel, our President and Chief Operating Officer, and severance agreements with Brian G. Harris, our Senior Vice President and Chief Financial Officer, and Seth L. Kaplan, our Senior Vice President, General Counsel and Secretary. These agreements provide for certain post-employment severance benefits in the event of employment termination under certain circumstances.

The following tables provide estimates of the potential severance and other post-termination benefits that Mr. Kramer, Mr. Mehmel, Mr. Harris and Mr. Kaplan would be entitled to receive assuming their respective employment was terminated as of September 30, 2016 for the reason set forth in each of the columns.

Ronald J. Kramer

Benefit	Termination Due to Death	Termination Due to Disability	Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—	$990,800	$1,981,600		$2,972,400
Bonus (2)	—	$5,214,591	$10,429,182		$15,643,773
Pro-Rata Bonus (3)	—	$1,486,200	—		—
Accelerated Option Vesting	—	—	—		—
Accelerated Restricted Stock Vesting (4)	$15,212,621	$15,212,621	$3,402,000	(5)	$15,212,621
Value of health benefits provided after termination (6)	$—	$47,788	$47,788		$47,788
Modified 280G Cutback	—	—	—		$(4,832,529	)(7)

Totals	$15,212,621	$22,952,000	$15,860,570		$29,044,052

(1)

Upon termination due to disability, Mr. Kramer is entitled to an amount equal to one times base salary, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, other than within 24 months after a Change in Control, Mr. Kramer is entitled to an amount equal to two times base salary, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Kramer is entitled to a lump sum payment equal to three times base salary.

(2)

Upon termination due to disability, Mr. Kramer is entitled to an amount equal to the highest bonus received by Mr. Kramer over the three-year period prior to the assumed termination date of September 30, 2016, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, other than within 24 months after a Change in Control, Mr. Kramer is entitled to an amount equal to two times such highest bonus, payable in 12 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control Mr. Kramer is entitled to a lump sum payment equal to three times such highest bonus.

(3)

Upon a termination due to disability, Mr. Kramer is entitled to receive a pro-rata bonus based on an assumed target bonus equal to 150% of his then current salary for the year in which such termination occurs. Because the assumed termination date occurs on the last day of the fiscal year, the bonus reflected above is 150% of his full salary for the fiscal year. Such amount would be paid in a lump sum. Mr. Kramer may also be entitled to a pro-rata bonus in the event of a resignation for Good Reason or termination by the Company without Cause prior to or after a Change in Control; however, such bonus would only be payable to the extent that the applicable performance targets were attained and the Compensation Committee did not exercise its negative discretion to reduce such bonus. Accordingly, such bonus is not set forth in the table above. If Mr. Kramer’s $5,091,872 bonus for fiscal year 2016 had been used in the calculation, the amount included above would have been $5,091,872.

(4)

Except as provide in note (5) below, upon a termination due to death, disability, by Mr. Kramer for Good Reason or by the Company without Cause at any time, Mr. Kramer’s unvested restricted stock awards will vest in full. The value provided above is calculated based on a value of $17.01 per share, the closing price of the Company’s common stock on the last trading day of the 2016 fiscal year. The unvested restricted stock awards granted to Mr. Kramer on January 29, 2013 and January 30, 2014 will vest upon the occurrence of a Change in Control. The unvested restricted stock award granted to Mr. Kramer on January 29, 2016 will vest at target level if Mr. Kramer’s employment is terminated within 24 months following a Change in Control by the Company without Cause or by Mr. Kramer for Good Reason, and, therefore, is reflected in the in the table above at the target level.

(5)

Notwithstanding note (4) above, Mr. Kramer’s January 30, 2014 restricted stock award will not vest upon Mr. Kramer’s resignation for Good Reason or a termination by the Company without Cause, in each case, prior to a Change in Control and, therefore, no amount is included in the table above for such award. In addition, no portion of Mr. Kramer’s January 29, 2016 restricted stock award will vest upon Mr. Kramer’s resignation for Good Reason or a termination by the Company without Cause, in each case, prior to a Change in Control unless certain minimum performance conditions have been satisfied (as described above under the section entitled “COMPENSATION DISCUSSION AND ANALYSIS—COMPENSATION DISCUSSION AND ANALYSIS—Elements of Executive Compensation—Equity-based Compensation”). Because such minimum performance conditions had not been satisfied as of September 30, 2016, no amount is included in the table above for such award.

(6)

The value of such benefits are determined based on the present value of the total estimated cost of providing health benefits to Mr. Kramer and his eligible dependents for 18 months after Mr. Kramer’s termination of employment due to disability, by the Company without Cause or by Mr. Kramer for Good Reason.

(7)

Mr. Kramer’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net after-tax amount (taking into account all applicable taxes payable by Mr. Kramer) that Mr. Kramer would receive with respect to such payments or benefits does not exceed the net after-tax amount Mr. Kramer would receive if the amounts of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Mr. Kramer without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2016, Mr. Kramer would receive a greater benefit by having such payments and benefits reduced rather than paying the excise tax. The amount included above (which reduces the total for the column) is the amount by which such payments and benefits must be reduced in order for Mr. Kramer to avoid paying the excise tax.

Robert F. Mehmel

Benefit	Termination Due to Death		Termination Due to Disability		Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—		$587,850		$1,175,700		$1,959,500
Bonus (2)	—		—		$1,605,324		$2,675,540
Pro-Rata Bonus (3)	$783,800		$783,800		—		$1,303,648
Accelerated Restricted Stock Vesting	$7,931,584	(4)	$7,931,584	(4)	$2,551,500	(5)	$8,055,664	(6)
Value of health benefits provided after termination (7)	—		$24,676		$47,788		$69,435
Modified 280G Cutback	—		—		—		$—	(8)

Totals	$8,715,384		$9,327,910		$5,380,312		$14,063,787

(1)

Upon a termination due to disability, Mr. Mehmel is entitled to nine month’s salary continuation, payable in nine monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, other than within 24 months after a Change in Control, Mr. Mehmel is entitled to 18 month’s salary continuation, payable in 18 monthly installments. Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Mehmel is entitled to a lump sum payment equal to two and a half times base salary.

(2)

Upon resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control of the Company, Mr. Mehmel will receive a lump sum payment equal to one and a half times the average of the three bonuses Mr. Mehmel received in the three years prior to his assumed termination date. Upon resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control of the Company, Mr. Mehmel is entitled to a lump sum payment equal to two and a half times the average of such three bonuses.

(3)

Upon a termination due to death or disability, Mr. Mehmel is entitled to receive a pro-rata bonus based on his target bonus for the year in which such termination occurs. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full target bonus for the fiscal year. Such amount would be paid in a lump sum. Upon a termination within 24 months after a Change in Control by Mr. Mehmel for Good Reason or by the Company without Cause, Mr. Mehmel is entitled to receive a pro-rata bonus based on the higher of Mr. Mehmel’s target bonus for the year in which such termination occurs or the bonus earned for the preceding fiscal year. Because Mr. Mehmel’s bonus for the preceding fiscal year exceeds his target bonus for the year in which such termination occurs and because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is the full amount of Mr. Mehmel’s bonus for the preceding fiscal year. Such amount would be paid in a lump sum.

(4)

Upon a termination due to death or disability, (i) the restricted stock granted to Mr. Mehmel on January 30, 2014 and January 28, 2015 will vest in full, (ii) the restricted stock granted to Mr. Mehmel on January 29, 2016 will vest at target level, and (iii) with respect to the restricted stock granted to Mr. Mehmel on December 10, 2012, Mr. Mehmel will receive accelerated vesting of that portion of such award based on a fraction the numerator of which is equal to the number of days worked by Mr. Mehmel commencing on the date of grant and ending on his assumed termination date (September 30, 2016), and the denominator of which is equal to the total number of days included in the applicable vesting period. The value provided above is calculated based on a value of $17.01 per share, the closing price of the Company’s common stock on the last trading day of the 2016 fiscal year.

(5)

Upon a resignation for Good Reason or a termination by the Company without Cause, in each case, other than within 24 months after a Change in Control, the restricted stock granted to Mr. Mehmel on December 10, 2012 will vest only if the applicable performance goals are satisfied prior to the expiration of the applicable performance period. Because the applicable performance goals with respect to such restricted stock were satisfied as of September 30, 2016, the amount included in the table above for such restricted stock is $2,551,500, which is based on a value of $17.01 per share, the closing price of the Company’s common stock on the last trading day of the 2016 fiscal year. Because the restricted stock granted to Mr. Mehmel on January 30, 2014 and January 28, 2015 will be forfeited upon a resignation for Good Reason or a termination by the Company without Cause, in each case, other than within 24 months after a Change in Control, no amount is included in the table above for such award. Because no portion of the restricted stock award granted to Mr. Mehmel on January 29, 2016 will vest upon Mr. Mehmel’s resignation for Good Reason or a termination by the Company without Cause, in each case, prior to a Change in Control unless certain minimum performance conditions have been satisfied (as described above under the section entitled “COMPENSATION DISCUSSION AND ANALYSIS—Elements of Executive Compensation—Equity-based Compensation”) and such minimum performance conditions had not been satisfied as of September 30, 2016, no amount is included in the table above for such award.

(6)

Upon a Change in Control, the restricted stock granted to Mr. Mehmel on January 30, 2014 and January 28, 2015 will vest in full and, upon a resignation for Good Reason or a termination by the Company without Cause, in each case, upon a Change in Control, the restricted stock granted to Mr. Mehmel on December 10, 2012 will vest in full and the restricted stock granted to Mr. Mehmel on January 29, 2016 will vest at target level. The value provided above is calculated based on a value of $17.01 per share, the closing price of the Company’s common stock on the last trading day of the 2016 fiscal year.

(7)

Mr. Mehmel and his eligible dependents will be provided health benefits (i) for nine months following his termination of employment due to disability; (ii) for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control; and (iii) until the earlier of the end of the calendar year following the second year after termination of employment and Mr. Mehmel’s commencing employment with another employer in the case of a resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control. The amounts set forth above are based on the present value of the total estimated cost of providing such health benefits.

(8)

Mr. Mehmel’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net after-tax amount (taking into account all applicable taxes payable by Mr. Mehmel) that Mr. Mehmel would receive with respect to such payments or benefits does not exceed the net after-tax amount Mr. Mehmel would receive if the amounts of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Mr. Mehmel without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2016, Mr. Mehmel receives a greater benefit by paying the excise tax. Accordingly, no cut-back would be imposed.

Brian G. Harris

Benefit	Termination Due to Death	Termination Due to Disability	Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—	$175,100	$525,300		$875,500
Bonus	—	—	$175,100	(2)	$737,500	(3)
Pro-Rata Bonus (4)	$175,100	$175,100	—		$295,000
Accelerated Restricted Stock Vesting	—	$—	$—		$1,058,566	(5)
Value of health benefits provided after termination (6)	—	$16,629	$47,788		$69,435
Modified 280G Cutback	—	—	—		(653,323	)(7)

Totals	$175,100	$366,829	$748,188		$2,382,679

(1)

Upon a termination due to disability, Mr. Harris is entitled to six month’s salary continuation, payable in six monthly installments. Mr. Harris is entitled to continuation of base salary for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control. The base salary component of severance will be paid in 18 equal monthly installments. Mr. Harris is entitled to a lump sum payment equal to two and a half times base salary upon his resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control.

(2)

Upon resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control of the Company, Mr. Harris will receive a lump sum payment equal to the bonus he would otherwise have been paid for the year of such termination, but, in the case of fiscal years ending in 2015, 2016 or 2017, not less than his target bonus. The amount of the bonus, if any, Mr. Harris would receive in the year of such termination is subject to the discretion of the Compensation Committee. Accordingly, the amount included above is based only on Mr. Harris’s target bonus, which is the minimum bonus he could receive under the circumstances. If Mr. Harris’s $325,000 bonus for fiscal year 2016 had been used in the calculation, the amount included above would have been $325,000.

(3)

Upon resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months following a Change in Control, Mr. Harris is entitled to a lump sum payment equal to two and a half times the average annual bonuses paid to him in the three-year period immediately prior to such termination; provided that once Mr. Harris has received an annual bonus for fiscal year 2015, and prior to the time that Mr. Harris receives an annual bonus for fiscal year 2017, his average shall be computed based on the annual bonus or bonuses received in respect of fiscal years 2015 and 2016. Accordingly, because Mr. Harris has received a bonus for fiscal year 2015 but not for fiscal years 2016 or 2017, the amount set forth above is the based on the bonus paid to him for fiscal year 2015. If the bonus awarded after September 30, 2016 in the amount of $325,000 were also used in the calculation, the amount included above would have been $775,000.

(4)

Upon termination due to death or disability, Mr. Harris is entitled to receive a pro-rata bonus based on his target bonus for the year in which such termination occurs. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full target bonus for the fiscal year. Such amount would be paid in a lump sum. Upon resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Harris is entitled to receive a pro-rata bonus based on the greater of Mr. Harris’s target bonus for the year in which such termination occurs or the bonus earned for the preceding fiscal year. Because Mr. Harris’s bonus for the preceding fiscal year exceeds his target bonus for the year in which such termination occurs and because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is the full amount of Mr. Harris’s bonus for the preceding fiscal year. Such amount would be paid in a lump sum.

(5)

Upon termination due to death or disability, a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control, all of Mr. Harris’s unvested restricted stock awards will vest in full. In each case, the amount was calculated based on a value of $17.01 per share, the closing price of the Company’s common stock on the last trading day of the 2016 fiscal year.

(6)

Mr. Harris and his eligible dependents will be provided health benefits (i) for six months following his termination of employment due to disability; (ii) for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control; and (iii) until the end of the calendar year following the second year after termination of employment in the case of a resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control. The amounts set forth above are based on the present value of the total estimated cost of providing such health benefits.

(7)

Mr. Harris’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net-after tax amount (taking into account all applicable taxes payable by Mr. Harris) that Mr. Harris would receive with respect to such payments or benefits does not exceed the net after-tax amount Mr. Harris would receive if the amounts of such payments and benefits were reduced to the maximum amount which could otherwise be paid to Harris without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2016, Mr. Harris would receive a greater benefit by having such payments and benefits reduced rather than paying the excise tax. The amount included above (which reduces the total for the column) is the amount by which such payments and benefits must be reduced in order for Mr. Harris to avoid paying the excise tax.

Seth L. Kaplan

Benefit	Termination Due to Death	Termination Due to Disability	Resignation for Good Reason or Termination by the Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by the Company Without Cause After a Change in Control
Salary (1)	—	$180,150	$540,450		$900,750
Bonus	—	—	$—	(2)	$683,333	(3)
Pro-Rata Bonus (4)	$180,150	$180,150	—		$295,000
Accelerated Restricted Stock Vesting	—	$—	$—		$2,045,572	(5)
Value of health benefits provided after termination (6)	—	$16,629	$47,788		$69,435
Modified 280G Cutback	—	—	—		0	(7)

Totals	$180,150	$376,929	$588,238		$3,994,090

(1)

Upon a termination due to disability, Mr. Kaplan is entitled to six month’s salary continuation, payable in six monthly installments. Mr. Kaplan is entitled to continuation of base salary for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control. The base salary component of severance will be paid in 18 equal monthly installments. Mr. Kaplan is entitled to a lump sum payment equal to two and a half times base salary upon his resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control.

(2)

Upon resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control of the Company, Mr. Kaplan will receive a lump sum payment equal to the bonus he would otherwise have been paid for the year of such termination. The amount of the bonus, if any, Mr. Kaplan would receive in the year of such termination is subject to the discretion of the Compensation Committee. Accordingly, no amount is included above. If Mr. Kaplan’s $315,000 bonus for fiscal year 2016 had been used in the calculation, the amount included above would have been $315,000.

(3)

Upon resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months following a Change in Control, Mr. Kaplan is entitled to a lump sum payment equal to two and a half times the average annual bonuses paid to him in the three-year period immediately prior to such termination. If the bonus awarded after September 30, 2016 in the amount of $315,000 were also used in the calculation, the amount included above would have been $737,500.

(4)

Upon termination due to death or disability, Mr. Kaplan is entitled to receive a pro-rata bonus based on his target bonus for the year in which such termination occurs. Because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is his full target bonus for the fiscal year. Such amount would be paid in a lump sum. Upon resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control, Mr. Kaplan is entitled to receive a pro-rata bonus based on the greater of Mr. Kaplan’s target bonus for the year in which such termination occurs or the bonus earned for the preceding fiscal year. Because Mr. Kaplan’s bonus for the preceding fiscal year exceeds his target bonus for the year in which such termination occurs and because the assumed termination date occurs on the last date of the fiscal year, the bonus reflected above is the full amount of Mr. Kaplan’s bonus for the preceding fiscal year. Such amount would be paid in a lump sum.

(5)

Upon termination due to death or disability, a resignation for Good Reason or a termination by the Company without Cause, in each case, within 24 months after a Change in Control, all of Mr. Kaplan’s unvested restricted stock awards will vest in full. In each case, the amount was calculated based on a value of $17.01 per share, the closing price of the Company’s common stock on the last trading day of the 2016 fiscal year.

(6)

Mr. Kaplan and his eligible dependents will be provided health benefits (i) for six months following his termination of employment due to disability; (ii) for 18 months following his resignation for Good Reason or termination by the Company without Cause, in each case, other than within 24 months after a Change in Control; and (iii) until the end of the calendar year following the second year after termination of employment in the case of a resignation for Good Reason or termination by the Company without Cause, in each case, within 24 months after a Change in Control. The amounts set forth above are based on the present value of the total estimated cost of providing such health benefits.

(7)

Mr. Kaplan’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net-after tax amount (taking into account all applicable taxes payable by Mr. Kaplan) that Mr. Kaplan would receive with respect to such payments or benefits does not exceed the net after-tax amount Mr. Kaplan would receive if the amounts of such payments and benefits were reduced to the maximum amount which could otherwise be paid to Kaplan without the imposition of the excise tax. In respect of a termination occurring as of September 30, 2016, Mr. Kaplan’s benefits and payments would not be subject to an excise tax under Section 4999 of the Code. Accordingly, no cut-back would be imposed.

Directors’ Compensation

Our director compensation program was designed in consultation with our independent compensation consultant to ensure that we compensate our directors in line with market practice.

Directors who are not our employees receive an annual retainer fee of $50,000 and a fee of $1,500 for each Board of Directors meeting attended. Audit Committee members receive $2,500 for each committee meeting attended and members of each other committee receive $1,500 for each committee meeting attended. Our lead independent director receives an additional $15,000 per annum. The chair of each of our audit, compensation, finance, and nominating and corporate governance committees receives an additional fee per annum ($15,000, $12,500, $10,000 and $5,000, respectively), and our Non-executive Chairman of the Board receives an additional $75,000 per annum.

Upon initial election to the Board and at the time of the annual meeting of stockholders each year, each non-Employee director receives a grant of restricted shares of our common stock, which shares vest over a period of three years in equal annual installments. The number of shares is currently set at 3,700, and is subject to review from time to time.

Our stock ownership guidelines, which are described above, apply to our directors in the same manner as they apply to our executive officers. Each director is expected to acquire, within three years of the adoption of the guidelines or joining the Board (whichever is later), shares of common stock equal in value to three times the annual retainer fee. Under these guidelines, each of our directors either holds shares with a value greater than the applicable target dollar value, or we believe will own such amount of shares within the specified three year period.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2016.

Fiscal 2016 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Henry A. Alpert	79,000	56,166	—	135,166
Harvey R. Blau	138,500	56,166	1,002,813	1,197,479
Thomas J. Brosig	57,500	56,166	—	113,666
Blaine V. Fogg	74,500	56,166	—	130,666
Louis J. Grabowsky	67,500	56,166	—	123,666
Bradley J. Gross	63,500	56,166	—	119,666
Rear Admiral Robert G. Harrison	66,500	56,166	—	122,666
General Donald J. Kutyna	60,500	56,166	—	116,666
General Victor E. Renuart	63,500	56,166	—	119,666
Kevin F. Sullivan	101,000	56,166	—	157,166
William H. Waldorf	85,000	56,166	—	141,166
Joseph J. Whalen(1)	8,000	—	—	8,000

(1)	Mr. Whalen retired from the Board effective as of January 29, 2016.

(2)

Represents the aggregate grant date fair value of shares of restricted stock granted to the director during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The amounts in this column do not correspond to the actual value that will be realized by the director. For information regarding the assumptions made in calculating these amounts, see Note 13, “Stockholders’ Equity and Equity Compensation,” to the consolidated financial statements, and the discussion under the heading “ACCOUNTING POLICIES AND PRONOUNCEMENTS—Stock-Based Compensation” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended September 30, 2016.

As of September 30, 2016, each non-employee director other than Messrs. Brosig and Grabowsky had outstanding 7,278 shares of restricted stock. As of September 30, 2016, each of Messrs. Brosig and Grabowsky had outstanding 6,167 shares of restricted stock.

(3)

Mr. Blau is party to an agreement with the Company, dated July 1, 2001, pursuant to which Mr. Blau is obligated to consult with us and our senior executive officers regarding our businesses and operations. The consulting period was originally for a five year period expiring March 31, 2013. On February 3, 2011, we entered into an amendment with Mr. Blau that extended his consulting period to April 1, 2016, and on January 28, 2015, we entered into an amendment with Mr. Blau that extended his consulting period to April 1, 2021. In return for such consulting services, Mr. Blau earns an annual consulting fee equal to two-thirds of his salary at the time of his retirement from his position as Chief Executive Officer of the Company (adjusted periodically for cost of living increases). During the consulting period Mr. Blau is entitled to the continuation of certain benefits he received as chief executive officer. Accordingly, the table above reflects the following: (a) a consulting fee of $721,567; (b) expenses related to automobile use in the amount of $67,053, which includes an amount allocated to reflect the personal use by Mr. Blau of a car and driver provided by the Company for transport to and from business appointments; (c) club dues in the amount of $26,075; (d) $179,602 paid by us for supplemental medical benefits; and (e) $8,516 paid by us for a term life insurance policy on Mr. Blau. We continue to maintain certain endorsement split-dollar life insurance policies for the benefit of Mr. Blau and Griffon, and accordingly paid related premiums of $308,391 during fiscal year 2016; at such time as benefits are paid under the split-dollar life policies, Griffon is entitled to receive payment of an amount equal to the premiums paid by Griffon over the life of the policies (to the extent of the benefits paid). Under the July 1, 2001 agreement we also have an obligation to provide an insurance death benefit to Mr. Blau in the amount of $5 million, and we maintain certain insurance policies on Mr. Blau’s life, of which Griffon is the owner and beneficiary, as a means to satisfy this obligation; the net cost of maintaining these policies during fiscal 2016 was $387,000.

In addition, each of Messrs. Alpert, Blau, Brosig, Fogg, Grabowsky, Harrison, Kutyna, Renuart, Sullivan and Waldorf participate in group life and accidental death and dismemberment policies maintained by us. We pay the group premiums; the total allocated cost for each such individual is less than $1,000 per year.

PROPOSAL 2—ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules.

Our compensation programs are designed to enable us to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase stockholder value. It is our policy to provide incentives to senior management to achieve both short-term and long-term objectives, to reward exceptional performance and contributions to the development of our businesses and to motivate our senior executives to balance risk and reward in the management of our businesses. Please see the section “Compensation Discussion and Analysis” and the related compensation tables above for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We currently conduct an advisory vote on the compensation of our named executives annually and the next such stockholder advisory vote after our 2017 Annual Meeting will take place at our 2018 Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider the results of the vote in future compensation deliberations.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE RESOLUTION APPROVING THE COMPENSATION OF OUR EXECUTIVE
OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL 3—FREQUENCY OF ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. After careful consideration of this Proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Griffon. It believes that an advisory vote on “say on pay” every year represents the correct approach to receiving shareholder input regarding the compensation of our executive officers.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you cast your vote regarding this proposal.

While this vote is advisory and non-binding in nature, it is the intention of the Board to take into consideration the preference of our shareholders when it adopts its policy regarding how frequently to seek an advisory vote on the compensation of our named executive officers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR
EXECUTIVE OFFICERS TO OCCUR EVERY YEAR

AUDIT COMMITTEE REPORT

As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended September 30, 2016.

The Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended. The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended September 30, 2016 for filing with the Securities and Exchange Commission.

The Audit Committee has also reviewed and discussed the fees paid to Grant Thornton LLP during the last fiscal year for audit and non-audit services, which are set forth below under “Audit and Related Fees” and has considered whether the provision of the non-audit services is compatible with maintaining Grant Thornton LLP’s independence and concluded that it is.

The Audit Committee Louis J. Grabowsky (Chairman) William H. Waldorf Kevin F. Sullivan

PROPOSAL 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017. The Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm. Although the Company is not required to submit this matter to its stockholders for approval, the Board of Directors believes that its stockholders should have the opportunity to express their view regarding the appointment of the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote but will consider these voting results when selecting the Company’s independent auditor for fiscal year 2017.

Grant Thornton LLP has audited our financial statements annually since 2006. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

AUDIT AND RELATED FEES

Audit Fees

We were billed by Grant Thornton LLP the aggregate amount of approximately $2,663,000 in respect of fiscal 2016 and $2,577,000 in respect of fiscal 2015 for fees for professional services rendered for the audit of our annual financial statements and internal controls in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and review of our financial statements included in our Forms 10-Q and other filings with the SEC.

Audit-Related Fees

We were billed by Grant Thornton LLP the aggregate amount of approximately $99,000 in respect of fiscal 2016 and $20,000 in respect of fiscal 2015 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amounts listed above under “Audit Fees.” In fiscal 2016, such amount related to an S-8 registration statement and an add-on offering of our 5.25% Senior Notes due 2022. In fiscal 2015, such amount related to updating our shelf registration statements.

Tax Fees

Grant Thornton LLP did not bill us any fees for tax-related services in respect of fiscal 2016 or fiscal 2015.

All Other Fees

We were not billed by Grant Thornton LLP for any other services in fiscal 2016 or fiscal 2015 not described in the preceding paragraphs.

Our Audit Committee has determined that the services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP as our independent registered public accounting firm.

Pre-Approval Policy

Our Audit Committee has adopted a statement of principles with respect to the pre-approval of services provided by the independent registered public accounting firm. In accordance with the statement of principles, the Audit Committee determined that all non-prohibited services to be provided by the independent registered public accounting firm are to be approved in advance pursuant to a proposal from such independent registered public accounting firm and a request by management for approval.

Vote Required

The ratification of the appointment of Grant Thornton LLP requires the vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE
RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We recently adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $50,000 in which we and any of our directors, executive officers, stockholders owning greater than 5% of any class of our securities or any of their immediate family members participates or otherwise has a certain level of affiliation or interest. The policy also sets forth certain processes and procedures for the Company to monitor and identify related party transactions. The Audit Committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Executive Officer is responsible for evaluating and authorizing any transaction with a value between $50,000 and $120,000, unless the Chief Executive Officer is a related person with respect to the transaction under review, in which case the Audit Committee shall be responsible for such evaluation and possible authorization.

The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the Audit Committee or the Chief Executive Officer under this policy include the following:

•	the terms of the transaction, and whether the terms are no less favorable to us than would be obtained in the transaction were entered into with a party other than a related person

•	the price or other consideration involved

•	the benefits to us

•	the availability of other sources for the product or service that is the subject of the transaction

•	the timing of the transaction

•	the potential impact of the transaction on a director’s independence

•	any other factors deemed relevant

As described above under “Election of Directors,” in September 2008 GS Direct, an affiliate of Goldman Sachs, acquired 10,000,000 shares of Griffon common stock pursuant to the Investment Agreement in connection with the closing of a common stock rights offering by Griffon. On December 10, 2013, pursuant to the terms of a previously announced transaction that was approved by our Board of Directors, Griffon repurchased 4,444,444 shares of common stock from GS Direct for an aggregate amount of $50 million, or a price of $11.25 per share. Subject to certain exceptions, if GS Direct intends to sell its remaining shares of Griffon common stock at any time prior to December 31, 2016, it will first negotiate in good faith to sell such shares to the Company. Based on a Schedule 13D filed by GS Direct and certain of its affiliates on November 21, 2016, as of such date GS Direct beneficially owned 5,555,556 shares of Griffon common stock, which equals approximately 12.4% of Griffon’s outstanding common stock. Based on GS Direct’s current ownership level, pursuant to the Investment Agreement GS Direct is entitled to designate one person to serve on Griffon’s Board.

The Investment Agreement provides that, as long as GS Direct is entitled to nominate at least one individual to serve on Griffon’s Board of Directors, Griffon will maintain a finance committee consisting of five members. Based on GS Direct’s current stock ownership level, GS Direct is entitled to nominate one person to serve on the finance committee. The authority and responsibilities of the finance committee are set forth in the Investment Agreement, and are reflected in the current charter of the finance committee.

The Investment Agreement also provides that, so long as GS Direct owns 10% or more of Griffon’s total common equity, subject to certain exceptions, GS Direct may not acquire additional shares, or rights or options to acquire additional shares, of Griffon common stock. However, if GS Direct’s ownership percentage of Griffon common stock decreases as a result of an issuance of voting stock by Griffon, GS Direct can, subject to certain exceptions, acquire in the secondary market additional shares of Griffon’s common stock in order to maintain its ownership percentage. In addition, so long as GS Direct owns 10% or more of Griffon’s total common equity, subject to certain exceptions, GS Direct has agreed not to sell or transfer any of its shares of Griffon common stock except (i) to its affiliates, (ii) to persons that will own, after such transfer, less than 10% of Griffon’s voting stock, or (iii) pursuant to registered underwritten offerings.

The restrictions above will not prohibit GS Direct from making an acquisition proposal directly to Griffon’s Board so long as (i) in the event that Griffon’s Board then determines to commence a process with respect to a potential acquisition proposal, Griffon shall permit GS Direct to participate in the process and (2) if the Board determines to accept and recommend a proposal from a party other than GS Direct that it believes is superior, GS Direct votes its shares with respect to such alternative proposal in the same proportion as all other shares are voted on such proposal.

Griffon also provided certain customary registration rights to GS Direct with respect to the shares of Griffon common stock it acquired in connection with the Investment Agreement.

A copy of the Investment Agreement is included as an exhibit to the Current Report on Form 8-K filed with the SEC on August 13, 2008, which is available from the SEC at its website at www.sec.gov.

FINANCIAL STATEMENTS

A copy of our Annual Report to Stockholders, including financial statements, for the fiscal year ended September 30, 2016 has been made available to all stockholders as of the Record Date. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

MISCELLANEOUS INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and The New York Stock Exchange. Based solely upon our review of copies of the forms furnished to us and representations that no other reports were required, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2016.

Matters to be Considered at the Meeting

The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Cost of Solicitation

The cost of soliciting proxies in the accompanying form, which we estimate to be $50,000, will be paid by us. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or other means. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to submit their proxies without delay.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of Griffon stock, your broker, bank or other nominee may deliver only one copy of the Notice of Internet Availability of Proxy Materials (and this Proxy Statement and our 2016 Annual Report, if you have elected to receive paper copies) to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials (and of this Proxy Statement and our 2016 Annual Report, if applicable) to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request in writing to American Stock Transfer and Trust Company, Proxy Fulfillment Services, 6201 15th Avenue, Brooklyn, NY 11219, or by calling (888) 776-9962. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Deadline for Submission of Stockholder Proposals for the 2018 Annual Meeting

Proposals of stockholders intended to be presented at the 2018 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than August 21, 2017 to be included in the proxy statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to the Secretary of the Company at our principal offices not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Pursuant to our by-laws, if notice of any stockholder proposal is received prior to October 3, 2017 or after November 2, 2017, the notice will be considered untimely and we are not required to present such proposal at the 2018 Annual Meeting. If the Board of Directors chooses to present a proposal submitted prior to October 3, 2017 or after November 2, 2017 at the 2018 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2018 Annual Meeting may exercise discretionary voting power with respect to such proposal.

We will provide without charge to any stockholder as of the record date copies of our Annual Report on Form 10-K, Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters of any committee of the Board of Directors upon written request delivered to Seth L. Kaplan, Secretary, at our offices at 712 Fifth Avenue, 18th Floor, New York, New York 10019. These materials may also be found on our website at www.griffon.com.

By Order of the Board of Directors
SETH L. KAPLAN
Senior Vice President, General Counsel and Secretary
Dated: December 19, 2016
New York, New York

0

GRIFFON CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS

January 31, 2017

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints RONALD J. KRAMER and SETH L. KAPLAN, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in GRIFFON CORPORATION, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on January 31, 2017 and any postponements or adjournments thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, OR ANY OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS FOR PROPOSALS 1, 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

1.1	(Continued and to be signed on the reverse side.)	14475

ANNUAL MEETING OF SHAREHOLDERS OF

GRIFFON CORPORATION

January 31, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K
are available at http://www.astproxyportal.com/ast/03170

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

20403004030000000000	7	013117
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the election of directors.

1. ELECTION OF THE FOLLOWING NOMINEES:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Thomas J. Brosig ¡ Rear Admiral Robert G. Harrison ¡ Ronald J. Kramer ¡ General Victor Eugene Renuart

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

The Board of Directors recommends a vote FOR the advisory resolution on the compensation of our executive officers as disclosed in the Proxy Statement.

		FOR	AGAINST	ABSTAIN
2.	Approval of the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends that you select ONE YEAR on the proposal concerning the frequency of future advisory votes on the compensation of our executive officers.

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
3.	Frequency of future advisory votes on the compensation of our executive officers. ☐	☐	☐	☐

The Board of Directors recommends a vote FOR ratification of Grant Thornton LLP.
		FOR	AGAINST	ABSTAIN
4.	Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2017.	☐	☐	☐

5.	Upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting of

GRIFFON CORPORATION

To Be Held On:

January 31, 2017

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The proxy statement and annual report to security holders are available at: http://www.astproxyportal.com/ast/03170.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before January 17, 2017.

Please visit http://www.astproxyportal.com/ast/03170, where the following materials are available for view:

• Notice of Annual Meeting of Stockholders
• Proxy Statement
• Form of Electronic Proxy Card
• Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) and 718-921-8562 (for international callers) E-MAIL: info@amstock.com
WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:	ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting. The Annual Meeting will be held at the offices of Dechert LLP, 1095 Avenue of Americas, New York, NY 10036, on Tuesday, January 31, 2017 at 10:00 a.m. You may obtain directions to the meeting by accessing the following website: http://www.dechert.com/new_york/.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

The Board of Directors recommends a vote FOR the election of directors.		The Board of Directors recommends a vote FOR the advisory resolution on the compensation of our executive officers as disclosed in the Proxy Statement.
1. ELECTION OF THE FOLLOWING NOMINEES:		2.	Approval of the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.
NOMINEES:	Thomas J. Brosig Rear Admiral Robert G. Harrison Ronald J. Kramer General Victor Eugene Renuart	The Board of Directors recommends that you select ONE YEAR on the proposal concerning the frequency of future advisory votes on the compensation of our executive officers.
		3.	Frequency of future advisory votes on the compensation of our executive officers.
The Board of Directors recommends a vote FOR ratification of Grant Thornton LLP.

		4.	Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2017.

		5.	Upon such other business as may properly come before the meeting or any adjournment thereof.

Please note that you cannot use this notice to vote by mail.

ANNUAL MEETING OF SHAREHOLDERS OF

GRIFFON CORPORATION

January 31, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K
are available at http://www.astproxyportal.com/ast/03170

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20403004030000000000	7	013117

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the election of directors.

1. ELECTION OF THE FOLLOWING NOMINEES:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Thomas J. Brosig ¡ Rear Admiral Robert G. Harrison ¡ Ronald J. Kramer ¡ General Victor Eugene Renuart

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

The Board of Directors recommends a vote FOR the advisory resolution on the compensation of our executive officers as disclosed in the Proxy Statement.

		FOR	AGAINST	ABSTAIN
2.	Approval of the resolution approving the compensation of our executive officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends that you select ONE YEAR on the proposal concerning the frequency of future advisory votes on the compensation of our executive officers.

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
3.	Frequency of future advisory votes on the compensation of our executive officers. ☐	☐	☐	☐

The Board of Directors recommends a vote FOR ratification of Grant Thornton LLP.
		FOR	AGAINST	ABSTAIN
4.	Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2017.	☐	☐	☐

5.	Upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.